                                                                   EXHIBIT 10.13


                    REAL ESTATE PURCHASE AND SALE AGREEMENT



Seller: MAGELLAN HEALTH SERVICES, INC., a Delaware corporation, and its wholly owned subsidiaries listed on Exhibit A attached hereto


Purchaser:                           CRESCENT REAL ESTATE EQUITIES LIMITED
                                     PARTNERSHIP, a Delaware limited
                                     partnership

                                TABLE OF CONTENTS

                                                                       Page
1.        Purchase and Sale of the Facilities..........................  2

2.        Consideration................................................  2

3.        Documents to be Provided by the Seller.......................  3

4.        Access to Facilities, Records and Personnel..................  6

5.        Title........................................................  7

6.        Representations and Warranties...............................  9

7.        Covenants.................................................... 16

8.        Conditions................................................... 20

9.        Damage, Destruction and Condemnation......................... 24

10.       Closing...................................................... 24

11.       Indemnifications............................................. 28

12.       Remedies..................................................... 29

13.       Brokers...................................................... 30

14.       Changes in the Portfolio..................................... 31

15.       Miscellaneous................................................ 33

Exhibits
A -- List of Subsidiaries Selling Facilities
B -- Facility Descriptions and Names of Subsidiaries Owning Each Facility C -- Form of Master Lease Agreement
D -- Schedule of Industrial Revenue Bonds and Encumbered Facilities
E -- List of Tenants under Leases at Each Facility
F -- Insurance Information
G -- Form of Subordination Agreement
H -- Form of Assignment of Leases
I -- Form of Blanket Bill of Sale

Schedules

Schedule 1.1

Schedule 2.1 (to be attached after execution and not later than 30 days prior to Closing)

Schedule 6.1(b)

Schedule 6.1(d)

Schedule 6.1(f)

Schedule 6.1(g)

Schedule 6.1(j)

Schedule 6.1(p)

Schedule 6.1(r)

Schedule 6.1(w)

                    REAL ESTATE PURCHASE AND SALE AGREEMENT

       This REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of January 29, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan" or the "Seller") and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser").

                                R E C I T A L S:

       A. In connection with the transactions contemplated by this Agreement, Magellan and the Purchaser have entered into (i) that certain Contribution Agreement of even date herewith (the "OPCO CONTRIBUTION AGREEMENT") and (ii) that certain Warrant Purchase Agreement of even date herewith (the "WARRANT PURCHASE AGREEMENT"). Magellan and the Purchaser have also agreed that, following the execution and pursuant to the terms of the foregoing agreements, they will cause certain other agreements to be executed, including, without limitation, that certain Operating Agreement of Charter Behavioral Health Systems, LLC ("OpCo"), between Magellan and a designee of the Purchaser (the "OPERATING AGREEMENT"), that certain Master Franchise Agreement between Magellan and OpCo (the "MASTER FRANCHISE AGREEMENT") and certain additional Franchise Agreements between Magellan and certain subsidiaries of OpCo (the "SUBSIDIARY FRANCHISE AGREEMENTS, and collectively with the Master Franchise Agreement, the "FRANCHISE AGREEMENT"), that certain Master Lease Agreement between the Purchaser and OpCo (the "FACILITIES LEASE"), and that certain Subordination Agreement by and among Magellan, the Purchaser and OpCo (the "SUBORDINATION AGREEMENT") (this Agreement, the OpCo Contribution Agreement, the Warrant Purchase Agreement, the Operating Agreement, the Franchise Agreement, the Facilities Lease and the Subordination Agreement are referred to collectively as the "TRANSACTION DOCUMENTS," and all of the transactions contemplated thereby are referred to collectively as the "TRANSACTIONS").

       B. The wholly owned (directly or indirectly) subsidiary corporations or limited liability companies listed on Exhibit A attached hereto (each, individually, a "Subco" and, collectively, the "Subcos") are the owners of the real property and improvements thereon described on Exhibit B attached hereto (each individually, a "FACILITY" and collectively, the "FACILITIES").

       C. The Purchaser desires to acquire the Facilities, and Magellan, as the sole shareholder of the sole shareholder of the Subcos, desires to cause the Subcos to sell the Facilities to the Purchaser, all upon the terms and conditions hereinafter set forth.

       D. Immediately after the Purchaser acquires the Facilities, and as one of the Transactions, the Purchaser intends to lease the Facilities to OpCo pursuant to the Facilities Lease, the form of which is attached hereto as Exhibit C.

       NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

       1      Purchase and Sale of the Facilities.

              1.1 Real and Personal Property Included. Upon the terms and conditions hereinafter set forth, Magellan agrees to cause each Subco to sell and convey to the Purchaser the Facility listed beside such Subco's name on Exhibit B, and the Purchaser agrees to purchase or cause to be purchased by a permitted designee or assignee of the Purchaser from the Subcos, the Facilities. As used herein, the term "FACILITIES" shall mean, collectively, the following: (a) (i) those certain parcels of real property described in Exhibit B, and any and all improvements thereon (whether now or hereafter constructed), and all fixtures attached thereto, (ii) all right, title and interest of Magellan and the Subcos to any mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to said properties,
(iii) all appurtenances, and other property interests belonging or appurtenant to said properties, and (iv) all right, title and interest of Magellan and the Subcos in and to any streets and ways, public and private, serving said properties (collectively, the "REAL PROPERTY"); together with (b) all furniture, fixtures and equipment owned by Magellan or the Subcos and located at or used in connection with the operation of the Real Property as acute care psychiatric hospitals, site plans, surveys, plans and specifications, and floor plans which relate to the Real Property, all right, title and interest of Magellan and the Subcos in all transferable warranties, guaranties, bonds and development rights related to any of the foregoing, and, subject to applicable law and regulations, all transferable licenses, permits, authorizations, approvals, certificates of occupancy and other consents and regulatory approvals necessary for the current ownership, occupancy, construction (if any is on-going) and leasing of the Real Property; and together with (c) all furniture, fixtures and equipment and certain other assets generally described on Schedule 1.1 attached hereto and owned by the entities listed on Schedule
1.1 (collectively, the "PERSONAL PROPERTY").

       2      Consideration.

              2.1 Purchase Price. The total purchase price to be paid for the Facilities and the warrants to be issued pursuant to the Warrant Purchase Agreement (the "WARRANTS") shall be Three Hundred Ninety-Five Million and No/100 Dollars ($395,000,000), which shall be payable in accordance with this
Section 2. Notwithstanding the foregoing, if the Purchaser assumes at Closing any or all of the Industrial Revenue Bonds as hereinafter described, the purchase price set forth in the first sentence of this Section 2.1 shall be reduced by the outstanding principal amount and any accrued and unpaid interest and other accrued and outstanding costs and fees of such assumed Industrial Revenue Bonds, excluding assumption fees and other costs relating to the assumption of such assumed Industrial Revenue Bonds that the Purchaser is required to pay pursuant to Section 10.4. The term "PURCHASE PRICE," as used in this Agreement, shall mean the purchase price set forth in the first sentence of this Section 2.1, as adjusted pursuant to the second sentence of this Section 2.1. The Seller and the Purchaser agree that they shall use commercially reasonable best efforts to agree, not later than thirty (30) days prior to Closing, upon an allocation of the total purchase price set forth in the first sentence of this Section 2.1 among (a) the Warrants and (b) the Facilities, and the portion allocated to the Facilities shall be further allocated among (i) the land comprising a part of the Real Property, (ii) the land improvements (other than buildings) comprising a part of the Real





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Property (such as tennis courts, parking lots and swimming pools), (iii) the buildings comprising a part of the Real Property, and (iv) the Personal Property. Such agreed upon allocations shall be attached to this Agreement as
Schedule 2.1. The Seller shall initially propose an allocation to the Purchaser, and the portion of the total purchase price allocated by the Seller to the Personal Property shall be supported by an independent appraisal obtained by the Seller and the Purchaser, the cost of which shall be shared equally.

       2.2 Allocation Among Facilities. The portion of the purchase price allocable to the Facilities set forth in the first sentence of Section 2.1 shall generally be allocated among the Facilities on a pro rata basis based on the relative net cash flow from operations of each Facility (excluding capital expenditures and proceeds from borrowings and taking into account any other factors mutually agreed upon by the parties) for the 1995 and 1996 full fiscal years, which allocations shall be agreed upon by the parties not later than thirty (30) days prior to Closing. The cash portion of such purchase price allocable to any Facility encumbered by an Industrial Revenue Bond assumed by the Purchaser shall be reduced by the outstanding principal amount and any accrued and unpaid interest and other accrued and outstanding costs and fees of such assumed Industrial Revenue Bond, excluding assumption fees and other costs relating to the assumption of such assumed Industrial Revenue Bond that the Purchaser is required to pay pursuant to Section 10.4.

       2.3 Payment. At the Closing, the Purchaser shall pay or cause to be paid to or at the direction of the Subcos, through a closing escrow established with the Title Company (as defined in Section 8.1(b)), the Purchase Price, as adjusted to reflect the closing adjustments and prorations provided for in this Agreement, which adjusted balance shall be payable by bank wire transfer pursuant to instructions given by the Seller to the Title Company not later than two (2) business days prior to Closing.

       2.4 Independent Contract Consideration. Within three (3) business days after the execution of this Agreement by both parties hereto, the Purchaser will deliver to Magellan the amount of One Hundred and No/100 Dollars ($100.00) (the "INDEPENDENT CONTRACT CONSIDERATION") which amount has been bargained for and agreed to as consideration for Magellan's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

       3      Documents to be Provided by the Seller.  As soon as reasonably practicable but in any event within thirty (30) days after the date hereof (except as otherwise provided in this Section 3 to the contrary, including Sections 3.12 and 3.17), Magellan shall deliver to, cause to be delivered to, or make available for review and inspection by the Purchaser at Magellan's offices in Atlanta, Georgia, or Macon, Georgia, originals or true, complete and accurate copies of all of the following items which affect or relate to any of the Facilities ("SELLER'S DELIVERIES"), to the extent such items currently exist and are in Magellan's or any of the Subco's possession or are readily obtainable without material cost from third parties:

       3.1 Tax Statements. The most recent real estate and personal property tax bills for each of the Facilities, together with copies of all tax assessment notices for the year





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immediately preceding the date hereof and evidence of payment of all taxes currently due or past due.

       3.2 Insurance Policies. All existing liability, property, rental value and other insurance policies pertaining to the Facilities, and paid receipts therefor.

       3.3 Warranties. All material unexpired warranties and guaranties covering the Personal Property and the roofs, elevators, heating and air conditioning systems and any other components of the Real Property and a list and description of any material third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Facilities.

       3.4 Leases. All leases or occupancy agreements of any portion of the Facilities (collectively, the "LEASES," and any such Lease with annual rent payable thereunder in excess of $100,000 being hereinafter referred to as a "MATERIAL LEASE"), together with copies of all occupancy inspection reports, rental deposit agreements, lease guaranties, estoppels and subordination, nondisturbance and attornment agreements relating to the Material Leases, and all amendments and correspondence with respect to the Material Leases.

       3.5 Rent Roll. A current "RENT ROLL" (herein so called), certified by Magellan and containing (i) a complete list and description of the Material Leases at each Facility, (ii) rental rate and deposits paid by each tenant under each Material Lease, (iii) the term of each Material Lease, and (iv) notations indicating whether, to the Seller's knowledge, the tenant under any such Material Lease is in default.

       3.6 Industrial Revenue Bonds. All documents evidencing, securing or otherwise relating to the Industrial Revenue Bonds.

       3.7 Plans, Specifications and Reports. The most recent plans, specifications, drawings, surveys, title insurance policies or reports, and engineering, inspection and structural reports relating to the Facilities (including any current elevator inspections and any reports or audits with respect to compliance of the Facilities with the Americans with Disabilities Act (the "ADA")), and all soil reports and environmental reports and audits relating to the Facilities prepared within the last ten (10) years, that were prepared by or for the Seller or are in the Seller's possession or are reasonably obtainable by the Seller from third parties who prepared such reports, together with any plan in existence for compliance with ADA and similar state or local laws or any Environmental Laws (as defined below).

       3.8 Development Conditions. Copies of all unrecorded land use restrictions, proffers and other conditions limiting development of any of the Facilities, if any.

       3.9 Permits. All licenses, permits, certificates of occupancy, authorizations, consents, unrecorded easements and unrecorded rights of way, and other approvals or instruments required in connection with any current construction, occupancy, ownership or leasing of the Facilities (the "PERMITS"), and all currently pending applications or requests submitted in connection therewith.





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


       3.10 JCAHO Accreditation. The most recent survey reports on each of the Facilities by the Joint Commission on the Accreditation of Healthcare Organizations (the "JCAHO").

       3.11 Personal Property Inventory. A complete, itemized and detailed inventory of the Personal Property.

       3.12 Operating Reports. Monthly (from October 1996 until the latest available month end prior to Closing) unaudited statements of operation relating to the operations of the Facilities prepared in the ordinary course of business (the "OPERATING REPORTS"), which shall be delivered to the Purchaser as soon as practical after such reports are prepared, and the Seller's 1997 budgets for each of the Facilities prepared in the ordinary course of business.

       3.13 Capital Expenditures Information. A detailed list of all material capitalized expenditures made at each of the Facilities since October 1, 1993. For purposes hereof, a material capitalized expenditure shall mean any single capitalized expenditure in excess of $100,000.

       3.14 Financial Statements. Magellan's audited financial statements for the fiscal year ended September 30, 1996 (the "1996 FINANCIALS").

       3.15 Disputes. Summaries of any and all material outstanding litigation and material outstanding or asserted written claims by any third party which concern or otherwise affect the Facilities or the business operated therein received by the Seller during its ownership of the Facilities, together with copies of any and all written notices of potential material litigation, written notices from any governmental or quasi-governmental body alleging a failure to comply with applicable Laws (as hereinafter defined in Section 6.1(g)), audit response letters prepared during the last five (5) years, and any internal lists of claims or anticipated material litigation related to the Facilities prepared by or on behalf of the Seller. For purposes of this Section, "material" shall mean those claims and litigations involving amounts or alleged liabilities in excess of $1,000,000.

       3.16 Philadelphia Facility. All construction contracts, architects' agreements, engineering reports, building permits, plans, specifications, and other material agreements, information and materials relating to the construction of the planned improvements currently underway at the Facility located in Philadelphia, Pennsylvania (the "PHILADELPHIA FACILITY").

       3.17 Other. Such other documents and materials as are reasonably requested by the Purchaser (which documents and materials shall be delivered to the Purchaser as soon as practical following such request), except for (i) patient medical records, (ii) medical and professional staff records that are either privileged or protected from discovery by a state law relating to confidentiality of peer review activities, and (iii) all other records relating to the provision of health care services that are made privileged, confidential or protected from discovery under applicable state law.





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


       4      Access to Facilities, Records, and Personnel.  The Purchaser
shall have the right, at its sole option, to undertake, at its cost and expense except as otherwise provided in Section 10.4(a), a review and examination of all aspects of the Facilities, including without limitation: (a) the physical condition and state of repair of the Facilities; (b) the existence, now or at any time in the past, of any Hazardous Substances (as defined below) at or in the Facilities, and the extent of compliance of the Facilities with all applicable Environmental Laws (as defined below); (c) the terms and conditions of all Contracts, agreements, warranties, Leases and other materials relating to the condition, occupancy, operation, management or use of the Facilities;
(d) books and records relating to the operation of the Facilities, and (e) such other matters relating to the Facilities as the Purchaser deems appropriate. Upon reasonable advance notice from the Purchaser, the Seller shall make all of its books and records pertaining to the Facilities available during normal business hours for review and/or audit by the Purchaser and its agents and consultants, including, without limitation, correspondence and communications with regulatory authorities, and shall promptly furnish to the Purchaser all information pertaining to the Facilities reasonably requested by the Purchaser or its representatives. In addition, the Purchaser and its agents and consultants shall have the right to enter upon the Facilities to conduct such review, inspections and tests as it deems appropriate (including taking soil samples), provided that the Purchaser (i) shall exercise reasonable efforts to coordinate such review, inspections and tests with Magellan and to minimize disruption to Magellan's operations, (ii) shall repair any damage that may be caused by such inspections and tests, (iii) shall not interfere with the delivery of patient care, and (iv) shall not review any documents described in the exceptions clause of Section 3.17. Notwithstanding anything in this Agreement to the contrary, (x) the Purchaser will not do, cause or direct to be done any subsurface testing or boring, or any testing of subsurface water, or any coring, boring or other intrusive testing, or any other inspection of or entry upon any of the Facilities, without giving Magellan at least two (2) business days' prior notice thereof and an opportunity to have Magellan's representative be present to accompany and observe all such inspections and entries; (y) the Purchaser will not enter, or cause or direct any entry, upon any premises which are leased to a tenant without giving Magellan at least two
(2) business days' prior notice thereof and an opportunity to have Magellan's representative be present to accompany and observe all such inspections and entries, and in carrying out any such entry the Purchaser will use its commercially reasonable best efforts to minimize interference with the business of any such tenant; and (z) the Purchaser hereby indemnifies the Seller, and agrees to defend and hold the Seller harmless, from and against any and all claims, losses, damages and liabilities that may be asserted against or incurred by the Seller for or in connection with any injuries or damage to any persons or property which directly or indirectly are caused by or result from any entry, inspection, testing or other action done or caused or directed to be done by the Purchaser or its representatives or contractors. The Purchaser agrees to cause all parties entering any Facility at the Purchaser's instance to maintain customary and appropriate insurance to cover all risks of the types described in clause (z) above, and, upon the Seller's request, to deliver to the Seller evidence establishing to the Seller's reasonable satisfaction that adequate and appropriate insurance to cover risks of the types described in the preceding clause (z) is being maintained. Notwithstanding anything in this Agreement to the contrary, the Purchaser's obligation to repair such damage and the Purchaser's indemnity of the Seller in this Section 4 shall survive any termination of this Agreement. The Purchaser also shall have the right to communicate with governmental officials and other regulatory authorities having jurisdiction over the Facilities





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


with respect to issues arising out of the ownership, use, leasing, and condition of the Facilities, and with all architects and contractors who have provided services for the benefit of the Facilities, provided, however, that the Purchaser shall not have the right to communicate with governmental officials and other regulatory authorities having jurisdiction over the business operations at the Facilities with regard to regulatory issues arising out of the operation of the Facilities as acute care psychiatric hospitals (or such other business operations for which any of the Facilities is currently used) without the prior written consent of Magellan, which consent may be granted or withheld in Magellan's sole and absolute discretion. Magellan agrees to provide the Purchaser with access to its regulatory legal counsel and shall instruct such counsel to cooperate with the Purchaser in answering the Purchaser's questions regarding compliance of the Facilities and business operations conducted therein with applicable Laws, subject to attorney-client
privilege.   Notwithstanding anything in this Agreement to the contrary, (A)
the Seller's representations and warranties made in this Agreement shall not be limited or otherwise affected by any review or investigation of the Facilities made by the Purchaser, and (B) nothing herein contained shall be deemed to provide the Purchaser with the right to terminate this Agreement as a result of any such review, inspections or tests, and the Purchaser's satisfaction with the results of such review, inspections and tests shall not be a condition precedent to Closing.

       5      Title.

              5.1 Condition of Title. Purchaser shall determine that title to the Facilities is good and marketable of record and in fact. Title shall be conveyed in fee simple, by the form of Warranty Deed customary in each of the jurisdictions in which the Facilities are located, as reasonably determined by the Title Company (as defined in Section 8) or the mutual agreement of the parties, with limited or special warranty of title unless such form of warranty is not customary in the relevant jurisdiction(s) or adversely affects the insurability of title (collectively, the "DEEDS"), with customary covenants, free and clear of any and all liens, tenancies, restrictions, easements, options, unrecorded agreements, encroachments, or other encumbrances of any kind whatsoever, except for the following (the "PERMITTED EXCEPTIONS"): (i) those matters approved or deemed approved by the Purchaser pursuant to Section 5.2; (ii) liens securing the Industrial Revenue Bonds that the Purchaser assumes at Closing, (iii) liens for ad valorem taxes and general or special assessments not yet due and payable as of the Closing Date (as defined below),
(iv) building and zoning restrictions applicable to the Facilities, and (v) other exceptions which in the reasonable judgment of the Purchaser do not impair in any material respect the use or enjoyment of the Facilities as currently operated or as proposed to be operated under the Transaction Documents.

              5.2 Title Objections. The Purchaser shall promptly after the date hereof order a title commitment for and survey of each of the Facilities. The Seller shall be obligated to pay the costs of title examinations, title insurance and surveys, and, notwithstanding anything to the contrary in this Agreement, such obligation shall survive any termination of this Agreement. Within fifteen (15) business days after the Purchaser has received all of the title commitments and surveys, the Purchaser shall notify Magellan in writing of any matters listed in the title commitments or depicted (or not depicted) on the surveys (including, without limitation, flood





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


plains) of which the Purchaser disapproves except for the Permitted Exceptions (the "OBJECTIONS"), provided, however, that in no event shall the Purchaser have the right to disapprove or object to any flood plain matter with respect to any Facility unless (i) an ordinance, law, rule or regulation applicable to said Facility provides that such Facility may not be rebuilt following a casualty because such Facility is located in a flood plain, or (ii) the Purchaser reasonably determines that the uninsured cost to rebuild would be unduly burdensome or the flood risk cannot be insured at reasonable rates. If the Purchaser so notifies Magellan of any Objections, then, within a reasonable period of time after such notice, the Seller shall take all action necessary to eliminate or cure such Objections or to make arrangements, satisfactory to the Purchaser, to have such Objections eliminated or cured prior to the Closing.
If the Seller is unable or unwilling to eliminate or cure all such Objections, or to make satisfactory arrangements to have same eliminated or cured prior to the Closing to the Purchaser's satisfaction, and the Purchaser does not waive the Seller's failure to eliminate or cure such Objections as provided in
Section 8.1, then the Purchaser shall have the right, at its sole option, to terminate this Agreement by giving written notice of such election to Magellan. Upon the giving of any such termination notice, this Agreement shall terminate, and all rights, obligations and liabilities of the parties hereunder shall be released and discharged. If the Purchaser fails to object to any matter within such fifteen (15) business day period or thereafter waives it Objections, such matters shall be deemed approved and shall constitute Permitted Exceptions hereunder. Without limiting the generality of the foregoing, the Seller shall have the absolute obligation, whether or not the Purchaser objects, to cure or remove of record or, with the Purchaser's consent, obtain affirmative coverage over the following matters at or before the Closing: (a) all mortgages or deeds of trust affecting the Facilities, except those securing the Industrial Revenue Bonds that the Purchaser assumes at Closing; (b) all past due ad valorem taxes and assessments of any kind constituting a lien against the Facilities; (c) all mechanic's, materialmen's and similar liens; and (d) all judgments constituting a lien against the Facilities. Notwithstanding the foregoing to the contrary, the Purchaser shall use its commercially reasonable bests efforts to deliver Objections to the Seller on a Facility by Facility basis within fifteen (15) business days following the Purchaser's receipt of a title commitment and survey for each Facility.

       5.3 Option to Assume IRBs. The parties acknowledge that some of the Facilities are encumbered by liens securing certain Industrial Revenue Bonds (the "INDUSTRIAL REVENUE BONDS"). A schedule listing the outstanding principal and accrued interest amounts of the Industrial Revenue Bond or Bonds associated with each Facility is attached hereto as Exhibit D. The Purchaser shall have the option to assume any or all of such Industrial Revenue Bonds if such assumption is permissible under the documents governing the terms of any such Industrial Revenue Bond proposed to be assumed and such assumption can be made without adversely affecting the tax-exempt status of the Industrial Revenue Bond to be assumed, provided that the Seller is completely released from all liability thereunder and any letters of credit posted by the Seller as additional security for repayment thereof are released and returned on behalf of Magellan. Any Industrial Revenue Bonds that the Purchaser does not assume at Closing shall be paid off or defeased by Magellan at Closing, the Facilities encumbered thereby shall be conveyed free and clear of all liens securing same, and Magellan shall be solely responsible for all prepayment penalties and other costs associated with such repayment or defeasance. The

Purchaser shall notify Magellan in writing by March 5, 1997, as to which Industrial Revenue Bonds, if any, it wishes to assume. Failure by the Purchaser to so notify Magellan by such date shall be deemed to be an election by the Purchaser not to assume any of the Industrial Revenue Bonds.

       6      Representations and Warranties.

              6.1 Seller's Representations and Warranties. In order to induce the Purchaser to execute this Agreement and the other Transaction Documents and to proceed to Closing, Magellan hereby makes the following representations and warranties to the Purchaser, all of which are true as of the date hereof:

                     (a) Organization and Enforceability. Magellan is, and each Subco is, a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and in any other jurisdiction where the nature of its business or ownership of its properties would require such qualification. Magellan and each Subco possess all requisite power and authority to own and operate their respective properties and to carry on their respective businesses as now conducted, to enter into and perform this Agreement and the other Transaction Documents, and to carry out the Transactions. This Agreement and the other Transaction Documents, and all instruments (to the extent the same constitute agreements), documents (to the extent the same constitute agreements) and agreements to be executed by Magellan and/or any of the Subcos in connection herewith or therewith, are, or when delivered shall be, duly and validly executed and delivered by Magellan and/or such Subco(s) to the Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Magellan and/or such Subco(s), enforceable against Magellan and/or such Subco(s) in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. The person or persons who have executed this Agreement on behalf of Magellan and each Subco have full power and authority to sign the Transaction Documents.

                     (b)   Consents and Approvals.  Except as described on
Schedule 6.1(b) attached hereto, there are no consents, approvals, or authorizations that are material to the continued operation of the businesses conducted at the Facilities required from any person, entity, governmental or quasi-governmental authority, or required by law or agreement, with respect to the Seller's execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the Transactions by Seller. Notwithstanding the foregoing, it is understood and agreed that it shall be the Purchaser's responsibility to obtain, or to obtain the transfer of, all Permits required for the Purchaser to own, hold and lease the Facilities to OpCo, and it shall be Magellan's responsibility to obtain, or to obtain the transfer of, for and on behalf of OpCo, all Permits required for the continued operation by OpCo of the businesses currently conducted at the Facilities.

                     (c) Title to Real Property. Except for Real Property that will be conveyed by the Seller to the Purchaser as part of the Facilities, neither Magellan nor any of the

Subcos or their affiliates owns any parcel of land which is contiguous with any of the Real Property of the Facilities.

                     (d) Title to Personal Property. None of the Personal Property is held by Magellan or the Subcos under a lease or installment sale contract, except for installment sales agreements entered into in the ordinary course of business, and Magellan and/or the Subcos owns title to the Personal Property reflected on the inventory to be delivered to the Purchaser pursuant to Section 3 free and clear of any liens or claims, except for liens and claims arising under or by virtue of the above-referenced installment sales agreements and except as set forth on Schedule 6.1(d).

                     (e) Litigation; Other Proceedings. No portion of the Real Property of any Facility has been condemned or taken in any condemnation or similar proceeding. No action, suit, other proceeding or investigation (including, but not limited to, condemnation actions) is pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental or quasi-governmental instrumentality or accrediting authority or before any arbitration tribunal or panel, or to the Seller's knowledge has been threatened, that concerns or involves (i) title, right to possession, or ownership of the Facilities, or
(ii) the Seller's ability to perform its obligations under this Agreement and the other Transaction Documents. There are no proceedings pending, or to the Seller's knowledge threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any Permit. No bankruptcy, insolvency, reorganization or similar action involving any Facility or any Subco or Magellan, whether voluntary or involuntary, is pending or to the Seller's knowledge threatened, and neither any Subco nor Magellan has any intention of filing any such action or proceeding.

                     (f) Violations of Agreements. None of the execution and delivery of this Agreement and the other Transaction Documents by Magellan or any Subco, the consummation by Magellan or any Subco of the Transactions or compliance by Magellan or any Subco with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the formation documents of Magellan or such Subco; (ii) except as set forth on
Schedule 6.1(f), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Magellan or any Subco is a party or by which any of them or any of the Facilities may be bound; or (iii) except as set forth on Schedule 6.1(f), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of them or any of the Facilities; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of the Seller and on the effectiveness of the Transactions or (B) for which waivers or consents have been or will be obtained on or prior to the Closing Date.

                     (g) Compliance with Laws. The Facilities and the current ownership, use, occupancy, leasing and construction (if any) thereof comply in all material respects with all federal, state, county or municipal laws, ordinances, rules, orders, regulations and material requirements ("LAWS") of all governmental and quasi-governmental authorities having jurisdiction over the Facilities or affecting all or any part thereof or bearing on their ownership, use, occupancy, leasing or construction (including, without limitation, zoning, land use, building code, fire code, Environmental Laws (as hereinafter defined), the Occupational Safety and Health Act, and the Americans with Disabilities Act), and in all material respects with all private covenants and restrictions. The Seller has no knowledge of material violations of Laws relating to the ownership, use, occupancy, leasing or construction (if any) of the Facilities and no written notice of any such violation of any such law, regulation or ordinance has been received by the Seller, except for violations or alleged violations set forth on Schedule 6.1(g) attached hereto, which are being corrected in the ordinary course of business pursuant to an approved plan of correction. Without limiting the generality of the foregoing, the Seller has not paid or delivered or agreed to pay or deliver, directly or indirectly, any fee, commission or other sum of money or item of property, however characterized, to any person or entity pursuant to a transaction believed by the Seller to be illegal under any federal, state or local law.

                     (h) Permits. All Permits have been obtained from all governmental and quasi-governmental authorities having jurisdiction over the Facilities and the ownership thereof or from private parties for the normal use, maintenance, and occupancy of the Facilities and to ensure unimpeded access, ingress and egress to and from the Facilities as required to permit normal usage thereof (including, without limitation, building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, and other governmental authorizations and approvals). All fees payable in connection with such items have been paid in full, and all such Permits are in full force and effect.

                     (i) Accreditation and Certification. The survey reports on each of the Facilities by the Joint Commission on the Accreditation of Healthcare Organizations (the "JCAHO") that have been provided to the Purchaser pursuant to Section 3 are the most recent JCAHO survey reports received by the Seller with respect to each of the Facilities other than (i) the medical office buildings comprising a part of some of the Facilities and (ii) the Facilities operated as corrections facilities. The Seller has taken all actions required by such survey reports to be taken on or before the date hereof, including, but not limited to, the submission of written progress reports. The Seller has received no notice of any material, adverse change in accreditation status of any of the Facilities.

                     (j)   Medicare and Medicaid.  Except as set forth on
Schedule 6.1(j) attached hereto, each Facility participates in the Medicare and Medicaid programs, is eligible to receive payment under Title XVIII of the Social Security Act, as amended (the "SOCIAL SECURITY ACT"), and is a "provider" under a provider agreement with the Medicare program. With respect to such provider agreements, neither Magellan nor any Subco has received a notice of termination, is in default in any material respect, or has any knowledge that any other party to such agreements is in default thereunder.

                     (k) Zoning; Subdivision. The current use of each Facility is permitted under the zoning classification applicable to the Facility. There are no proceedings pending or to Seller's knowledge threatened to change the existing zoning classification as to any portion of any Facility. No portion of any subdivided lot or tax lot comprising the Real Property of any Facility or any part thereof is owned by any person or entity other than the Subco that owns such Facility. To the Seller's knowledge, there are no unrecorded land use restrictions, unrecorded proffers or other unrecorded conditions limiting development of any of the Facilities. Except as may be disclosed in the title commitments and surveys of each of the Facilities, no part of any Facility has been designated as an historical landmark by any governmental authority, or is subject to any overlay or similar zoning or other restriction or limitation, nor, to the best of the Seller's knowledge, is any of the foregoing under consideration by any governmental authority.

                     (l) Structure; Systems. There are no material uncorrected structural, physical, mechanical or other defects or faults in the design or construction of the improvements included as part of any Facility, including without limitation the roofs, parking areas, HVAC, plumbing, electrical, life safety and other mechanical systems. All such systems are in good operating condition and repair, normal wear and tear excepted, and require no special maintenance, repair or replacement (except due to normal wear and tear and obsolescence) and are in compliance in all material respects with all applicable Laws.

                     (m) Material Changes. The Seller has not received written notice from any governmental or quasi-governmental authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to any of the Facilities which would result in any material adverse effect on the condition of any of the Facilities, or would in any material respect limit or impede the operation of any of the Facilities.

                     (n) Parties in Possession. No portion of any Facility is occupied or used in any manner by any person or entity other than the Seller, tenants under the Leases, the patients of the Facilities, the employees of the Seller, the medical staffs of the Facilities, other health care professionals, members of the public participating in various programs and events at the Facilities, volunteers, independent contractors providing services pursuant to the Contracts, and other business invitees.

                     (o) Status of Leases. Exhibit E attached hereto contains a full and complete listing of all tenants under all Leases. Magellan has delivered to the Purchaser true and complete copies of each Material Lease. With respect to each Material Lease, neither Magellan nor any Subco has received a notice of termination, is in default, or has any knowledge that any other party to such Material Lease is in default thereunder. The Seller is the owner of the entire lessor's interest in and to the Leases, and neither the lessor's interest in the Leases nor the rents payable thereunder have been assigned, pledged or encumbered in any manner other than under collateral assignments that will be released in connection with the Closing. No tenant has any right or option to purchase or otherwise acquire any Facility or any portion thereof. Except as indicated on the Rent Roll delivered to the Purchaser as a part of the Seller's Deliveries pursuant to Section 3, (i) no rentals or other amounts due under the Material Leases have been paid more than one (1) month in advance, (ii) all security and other deposits of any type required under the Material Leases have been paid in full and are being held by the Seller, (iii) there exists no circumstance or state of facts that constitutes a default by the Seller or to the Seller's knowledge any tenant under the Material Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of the Seller or by any tenant under any of the Material Leases, or that entitles any tenant under the Material Leases to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder, and (iv) none of the tenants under the Material Leases has asserted any defenses, set-offs or claims in connection with any of the Material Leases, except in the case of clauses
(iii) or (iv) above, for violations, breaches or defaults which do not have a material adverse effect on the Facilities. Seller has no knowledge of any pending or threatened litigation by any tenant against the Seller with regard to any Material Lease. There do not exist any unpaid leasing commissions due with regard to any of the Material Leases. The Seller has performed in all material respects all of the duties, liabilities and obligations imposed upon Seller by the terms, provisions and conditions contained in the Material Leases and accruing on or prior to the date hereof. The total amount of annual rent payable under all Leases as of the date hereof is not greater than $3,000,000.

                     (p) Other Agreements Affecting Facilities. There are no contracts or other material obligations (including, without limitation, options and rights of first refusal under Leases) outstanding for the sale, exchange or transfer of any of the Facilities or the business operated therein by the Seller. Except as described on Schedule 6.1(p) and except for this Agreement, the Material Leases, the management, maintenance, service, supply, commission, parking, construction, architectural and other agreements entered into by the Seller or any Subco with respect to the Facilities, the agreements included among the Permitted Exceptions, and the other Transaction Documents, the Seller has no knowledge of any contracts creating or imposing any liens, encumbrances, material burdens, obligations or material restrictions on the use or operation of any of the Facilities or the business conducted therein, other than (i) the matters of title listed on the title insurance commitments for the Facilities and (ii) security interests in the Personal Property that will be released as of the Closing (or as to which the Purchaser agrees to take title subject).

                     (q) Special Assessments. There are no unpaid assessments for public improvements against any of the Facilities, and Seller has no knowledge of any pending or proposed assessments against any of the Facilities. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation and use of the Facilities are fully installed, currently function, and service the Facilities adequately for their current use, and there are no unpaid assessments, tap or connection fees or charges for the installation of such utilities or for making connection thereto.

                     (r) Taxes. To the Seller's knowledge, except as described on Schedule 6.1(r), (i) the Seller has received no written notice of any public plans or proposals for changes in road grade, access or other municipal improvements which would affect any of the Facilities or result in any assessment and that could have a material adverse effect on the Facilities or the businesses conducted therein, and (ii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation of any of the Facilities.

                     (s) FIRPTA. Neither Magellan nor any Subco is a "foreign person," "foreign trust" or "foreign corporation" within the meaning of the United States Foreign

Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

                     (t) Environmental. As used herein, the term "ENVIRONMENTAL LAW" means any law, statute, ordinance, rule, regulation, order or material determination of any governmental authority or agency affecting any of the Facilities and pertaining to health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986. Except as (i) disclosed in any of the environmental reports comprising a part of the Seller's Deliveries or otherwise obtained by the Purchaser, or as otherwise disclosed by Magellan to the Purchaser in writing, or (ii) would not have a material adverse effect on the Facilities or the business of the Seller operated thereon, to the Seller's knowledge (a) neither the Facilities nor the Seller's operation thereof is in violation of any Environmental Law or is subject to any pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law;
(b) no underground storage tanks have been or are now located at any Facility;
(c) none of the Facilities is now or ever has been used for industrial purposes or for the storage, treatment or disposal of hazardous or toxic wastes or materials, chemical wastes, or other toxic substances, except for the storage and disposal of such wastes and materials in the ordinary course of the business of the Facilities in accordance with applicable Environmental Laws, nor has any Facility ever been listed by any federal, state or county agency or governmental official as containing any oil, hazardous or toxic wastes or materials, chemical wastes, or other toxic substances, and (d) no hazardous substances or toxic wastes have been handled, packaged, generated, manufactured, released, removed, stored, used, discharged, disposed of , treated, installed, transported or deposited over, beneath, in or on any Facility or any portion thereof, from any source whatsoever, or are now located at any Facility, in violation of applicable Environmental Laws (including, without limitation, asbestos, radon, oil or other petroleum products, PCBs and urea formaldehyde). Prior to Closing, Magellan agrees to notify the Purchaser promptly of any fact of which the Seller acquires actual knowledge which would cause this representation to become false and of any written notice that the Seller receives regarding the matters set forth in this subsection (t).

                     (u) Soils; Flood Plain. There are no material defects, faults or other problems in connection with the soils, subsoils, grading or compaction of the Real Property, other than as set forth in any soil reports to be delivered to the Purchaser. Except as noted on the surveys of the Facilities, no portion of the Real Property is located inside a one hundred
(100) year flood plain, as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Real Property.

                     (v) Ownership of Subcos. Magellan holds, beneficially, directly or indirectly, all voting and equity ownership of each Subco.

                     (w)   No Other Owned Facilities.  Except as described on
Schedule 6.1(w), no Subco owns or operates any facility other than the one(s) being sold hereunder.

                     (v) Insurance. There is currently in full force and effect public liability, property and casualty insurance in the amounts and issued by the companies specified in Exhibit F (the "INSURANCE"). Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto.
No insurance company insuring either the Facilities or the Personal Property, nor the Board of Fire Underwriters, has delivered to the Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that the Seller or any tenant under the Leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in any of the Facilities, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

                     (y) Philadelphia Facility. To Magellan's knowledge, the total costs and expenses required for completion of the construction of the improvements currently underway to the Philadelphia Facility will not exceed $11,000,000, and upon completion of such improvements, the Philadelphia Facility will be ready for occupancy and suitably equipped for the operation of a behavioral healthcare facility similar to the other Facilities.

                     (z) Accuracy of Documents. All documents and records delivered pursuant to Section 3 will be true, correct and complete copies of the documents and records required to be delivered.

                     (aa) No Material Adverse Change. Since the date of the 1996 Financials, there has been no material adverse change in the business or financial condition of (i) the Seller and the Subcos taken as a whole or (ii) the Subcos taken as a whole.

              6.2 Purchaser's Representations and Warranties. In order to induce the Seller to execute this Agreement and the other Transaction Documents and to proceed to Closing, the Purchaser hereby makes the following representations and warranties to the Seller, all of which are true as of the date hereof and all of which shall be true as of the Closing Date:

                     (a) Organization and Enforceability. The Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization and in any other jurisdiction where the nature of its business or ownership of its properties would require such qualification, and is or will be by the Closing Date duly qualified to transact business in the states in which the Facilities are situated. The Purchaser possesses all requisite power and authority to own and operate its properties and to carry on its business as now conducted, to enter into and perform this Agreement and the other Transaction Documents, and to carry out the Transactions. This Agreement and the other Transaction Documents, and all instruments (to the extent the same constitute agreements), documents (to the extent the same constitute agreements) and agreements to be executed by the Purchaser and/or its designees in connection herewith or therewith, are, or when delivered shall be, duly and validly executed and delivered by the Purchaser and/or its designees and are, or when delivered shall be, legal, valid and binding obligations of the Purchaser and/or such designees, enforceable against the Purchaser and/or such designees in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. The person or persons who have executed this Agreement on behalf of the Purchaser have full power and authority to sign the Transaction Documents.

                     (b) Consents and Approvals. Except for approval by the Board of Directors of the Purchaser's general partner, there are no consents, approvals, and authorizations required from any person, entity, governmental or quasi-governmental authority, or required by law or agreement, with respect to the Purchaser's execution, delivery or performance of this Agreement and the other Transaction Documents and the consummation of the Transactions by the Purchaser, including, without limitation, shareholder approval.
Notwithstanding the foregoing, it is understood and agreed that it shall be the Purchaser's responsibility to obtain, or to obtain the transfer of, all Permits required for the Purchaser to own, hold and lease the Facilities to OpCo, and it shall be Magellan's responsibility to obtain, or to obtain the transfer of, for and on behalf of OpCo, all Permits required for the continued operation by OpCo of the businesses currently conducted at the Facilities.

                     (c) Violations of Agreements. None of the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the formation documents of the Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it; except in the case of clauses (ii) or (iii) above, for violations, breach or defaults
(A) that would not in the aggregate have a material adverse effect on the business or financial condition of the Purchaser and on the effectiveness of the Transactions or (B) for which waivers or consents have been or will be obtained prior to the Closing Date.

              6.3 Best Knowledge. For purposes of this Agreement, the phrase "to the Seller's knowledge" or "to Magellan's knowledge" means the actual knowledge of any executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934) of a Subco, or actual knowledge of any officer of Magellan, based upon the Seller's reasonable inquiry and investigation.

              6.4 Survival. The representations and warranties set forth in this Section 6 will survive the Closing for the period of the statute of limitations applicable to breaches of contracts in Delaware, except for the representations and warranties relating to claims against the Seller by Medicare and Medicaid, which shall survive until the expiration of the applicable statutes of limitations on the "Cost Reports" filed by the Seller prior to the Closing Date.

       7      Covenants.

              7.1 Seller's Covenants. Magellan hereby covenants and agrees as follows:

                     (a) Operation. From the date hereof until the Closing Date, the Seller will (i) continue to operate the Facilities in the ordinary course, consistent with past practice, (ii) continue to offer services at the Facilities in accordance with past practices, except for changes in services deemed reasonably appropriate by management based upon changes in the market,
(iii) permit no material change in presently existing policies (excluding on-going enhancements), except as required by applicable law and except for changes in policies deemed reasonably appropriate by management based upon changes in the market, without, in each instance, the prior written approval of the Purchaser, and (iv) use commercially reasonable best efforts to maintain the Facilities in as good a condition and substantially the same state of repair as that existing on the date hereof.

                     (b) Leases. The Seller will not, without the prior written consent of the Purchaser, (i) enter into any contract that will or could be binding upon the Purchaser or other entity taking title to any of the Facilities and that is not terminable upon at most thirty (30) days' notice, unless such contract will be fully performed by the Seller on or before the Closing Date, (ii) amend, modify or supplement any existing Permit in any material respect, (iii) enter into any new lease for any of the Facilities or any portion thereof, other than in the ordinary course of business, and in any event, enter into any new lease that would constitute a Material Lease, or (iv) amend, modify, supplement or terminate any of the Leases, other than in the ordinary course of business, and in any event, amend, modify, supplement or terminate any of the Leases in any manner that would convert any Lease into a Material Lease. Any consent requested by Seller pursuant to this Section 7.1(b) will be deemed approved if the Purchaser does not respond by written notice to Magellan within ten (10) business days after Magellan's written notice to the Purchaser requesting such consent.

                     (c) Litigation. Magellan shall advise the Purchaser promptly of any litigation, arbitration, investigation or other proceeding or administrative hearing (including condemnation) before any governmental or quasi-governmental agency, licensing or accrediting authority, or other authority which concerns or affects any of the Facilities or the operation thereof in any manner and which is instituted after the date hereof and which involves a claim or alleged liability in excess of $1,000,000.

                     (d) Compliance with Laws. The Seller shall comply in all material respects with all Laws, including without limitation all Environmental Laws, applicable to the Facilities, and the Seller shall not install in or remove from the Facilities any storage tanks except in compliance with all applicable Laws. Magellan shall advise the Purchaser promptly in writing of any notice or other communication, written or oral (and as to oral notices or communications, only those of which the officers described in
Section 6.3 have knowledge), to the Seller from any federal, state or local governmental authority with respect to (i) any alleged material violation of any Law, including without limitation any Environmental Law, at or affecting any Facility, or (ii) the handling, packaging, generating, transportation, release, use, discharge, treatment, removal, storage, or disposal of Hazardous Substances or storage tanks which is or may be in violation of applicable Laws.

                     (e) Notification of Subsequent Events. Prior to Closing, Magellan shall notify the Purchaser of any notice received by the Seller of any material adverse change in or to the Facilities, as well as of any material adverse changes in the business operated therein, operations and assets related thereto, or financial condition of the Seller.

                     (f) Alterations; Encumbrances; Commitments. From the date hereof until the Closing Date, the Seller shall not take any of the following actions without the prior written consent of the Purchaser, which may be granted or withheld in the Purchaser's sole discretion: (i) except as hereinafter expressly provided with respect to the Philadelphia Facility, make or permit to be made any material alterations to or upon the Facilities; (ii) encumber or permit encumbrance of any of the Facilities in any manner; or (iii) make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any utility, or any other person or entity that would in any manner be binding upon the Purchaser or other entity taking title to the Facilities, or upon the Facilities, other than in the ordinary course of business.

                     (g) Sale of Personal Property. The Seller will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

                     (h) Insurance; Permits. Magellan will maintain in full force and effect (i) the Seller's existing insurance coverage with respect to the Facilities and the business operated therein and (ii) all Permits relating to the Facilities or any part thereof.

                     (i) Taxes. Magellan shall (a) subject to Magellan's right under applicable Laws to contest such taxes and other public charges, pay or cause to be paid, in a timely fashion, all taxes and other public charges against the Facilities for the period through Closing, and (b) provide the Purchaser, within ten (10) days of receipt, with copies of any notices the Seller receives with respect to any special assessments or proposed increases in the valuation of the Facilities.

                     (j) Performance Under Leases. The Seller will perform all material obligations of landlord or lessor under the Leases, including any condition for a tenant's or lessee's occupancy of any Facility.

                     (k) Cooperation. Magellan will assist and cooperate with the Purchaser (i) prior to Closing in obtaining all Permits which are required by applicable Laws to be obtained or transferred, or which by custom are obtained or transferred, prior to closing, (ii) after Closing, in obtaining all Permits which by custom are obtained or transferred after closing (which covenant shall survive Closing), and (iii) prior to Closing with any evaluation, inspection, audit or study of the Facilities and the books and records relating to the operation thereof conducted or prepared by, for, or at the request of the Purchaser.

                     (l) Consents. Except for the consents and approvals which the Purchaser is required to obtain pursuant to Section 6.2(b), Magellan will use its commercially reasonable best efforts to file or submit in a timely manner and diligently prosecute any and all applications or notices with federal, state and local authorities and all other requests with any private persons or entities for consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate (i) for consummation by the Seller of the Transactions and (ii) to effect the transfer of, or prevent the termination of, any Permit, Lease, or contract with respect to the Facilities, including, without limitation, obtaining, or obtaining the transfer of, for and on behalf of OpCo, all permits required for the continued operation by OpCo of the business currently conducted at the Facilities.

                     (m) Financial Statements. Magellan will provide, upon request by the Purchaser, (i) to the extent required by applicable federal securities laws, audited financial statements in such form and for the periods necessary to permit the Purchaser to satisfy applicable federal securities law requirements, and (ii) such other unaudited financial statements relating to the Facilities as may be prepared by Magellan through the date of Closing. The Purchaser shall bear the costs of preparation of such audited financial statements to the extent that (i) the costs of preparation of such financial statements exceed the costs of preparation of the financial statements that Magellan is required to prepare in order to satisfy its obligations under applicable federal securities laws or (ii) Magellan incurs additional costs, at the Purchaser's request, attributable to the preparation of such financial statements prior to the date on which such financial statements are required to be filed with the Securities and Exchange Commission.

                     (n) Hart-Scott-Rodino. Magellan will file, and will cooperate with the Purchaser in the filing (if required by applicable Laws) of, any documents required under the Hart-Scott-Rodino Antitrust Improvements Act.

                     (o) Magellan Stockholder Approval. On or prior to May 31, 1997, Magellan shall use commercially reasonable best efforts to obtain the approval of its stockholders relating to the Transactions and to any changes in its Certificate of Incorporation required in connection therewith, including without limitation, (a) scheduling and holding a meeting of stockholders at which such matters will be on the agenda, (b) recommending the approval of such matters in any proxy or related materials for such meeting, subject, however, to the fiduciary obligations of Magellan's Board of Directors to the stockholders under Delaware Corporation Law, and (c) recommending the approval of such matters at such meeting, subject, however, to the fiduciary obligations of Magellan's Board of Directors to the stockholders under Delaware Corporation Law.

                     (p) Satisfaction of Conditions. Magellan shall exercise its commercially reasonable best efforts to satisfy all conditions precedent to Closing, as set forth in Section 8, that are the Seller's responsibility to satisfy.

                     (q) Completion of Philadelphia Facility. Magellan shall continue the construction of the planned improvements currently underway at the Philadelphia Facility and shall complete such construction in a timely manner at Magellan's sole cost and expense, lien free, provided, however, that Magellan's total liability for such costs and expenses shall not exceed $11,000,000. Notwithstanding anything set forth in this Agreement to the contrary, this covenant shall survive Closing for the period of the statute of limitations applicable to breaches of contracts in Delaware.

                     (r) New Senior Credit Facility. Magellan shall use commercially reasonable best efforts to close, prior to or simultaneously with Closing hereunder, any new credit facility required to satisfy Magellan's obligations under its existing financing arrangements and arising out of the Transactions, or to obtain a loan commitment reasonably satisfactory to the Purchaser for such new credit facility.

              7.2 Purchaser's Covenants. The Purchaser hereby covenants and agrees as follows:

                     (a) Satisfaction of Conditions. The Purchaser shall exercise its commercially reasonable best efforts to satisfy all conditions precedent to Closing, as set forth in Section 8, that are the Purchaser's responsibility to satisfy.

                     (b) Hart-Scott-Rodino. The Purchaser will file (if required by applicable Laws), and will cooperate with Magellan in the filing of, any documents required under the Hart-Scott-Rodino Antitrust Improvements Act.

                     (c) The Purchaser will assist and cooperate with Magellan (i) prior to Closing in obtaining all Permits which are required by applicable Laws to be obtained or transferred, or which by custom are obtained or transferred, prior to Closing, (ii) after Closing, in obtaining all Permits which by custom are obtained or transferred after closing (which covenant shall survive Closing).

       8      Conditions.

              8.1 Purchaser's Conditions Precedent to Closing. The obligations of the Purchaser under this Agreement are subject to the satisfaction on or before the Closing Date of all conditions contained in this Agreement, including each of the following (any of which may be waived by the Purchaser, in the Purchaser's sole and absolute discretion, but only in writing):

                     (a) The Seller shall have performed in all material respects all of its covenants and other obligations contained in this Agreement, and all of the Seller's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date.

                     (b) The title insurance company(ies) conducting the title examination, which shall be selected by the Purchaser and shall be reasonably acceptable to Magellan (collectively, the "TITLE COMPANY"), shall be prepared to issue to the Purchaser or the Purchaser's designee(s), at standard rates, a Title Policy (as defined in Section 10.2) with respect to each Facility or a marked title commitment unconditionally committing to issue a Title Policy with respect to each Facility within a reasonable time thereafter.

                     (c) From the date hereof until the Closing Date, there shall not have occurred any material adverse change to, or deterioration of, the physical condition of the Facilities taken as a whole, ordinary wear and tear excepted.

                     (d) From the date hereof until the Closing Date, there shall not have occurred any material adverse change in the business or financial condition of the Seller from that disclosed in the Operating Reports and 1996 Financials furnished by Magellan to the Purchaser as a part of the Seller's Deliveries.

                     (e) The Purchaser or Magellan, as appropriate, shall have obtained, or obtained the transfer of, all permits, licenses and approvals necessary to allow the ownership of the Facilities by the Purchaser and the continued lawful operation by OpCo of the business conducted therein, except for those permits, licenses and approvals which by custom are not transferred or obtained until after a conveyance of property, and except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such business.

                     (f) The Facilities Lease in the form of Exhibit C attached hereto shall have been executed by the Purchaser, as lessor, and OpCo, as tenant.

                     (g) The Subordination Agreement in the form of Exhibit G attached hereto shall have been executed by the Purchaser, Magellan and OpCo.

                     (h) There shall exist no material regulatory or contractual impediment to, nor any litigation, governmental proceeding or investigation seeking to enjoin, challenging or seeking damages in connection with, the operation of the Facilities or the Transactions that, in Magellan's or the Purchaser's reasonable judgment, would make it inadvisable to proceed with the consummation of the Transactions.

                     (i) The Purchaser shall have received all necessary shareholder approvals (if any) required by its governing documents.

                     (j) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act after any necessary filing by the Purchaser shall have expired.

                     (k) The Purchaser shall have received opinions of counsel to Magellan regarding Magellan's authority to enter into the transactions, due authorization, good standing, no conflicts with or defaults under other material agreements, and other customary opinions.

                     (l) The allocations referenced in Sections 2.1 and 2.2 hereof shall have been agreed upon by the parties and Schedule 2.1 shall have been attached hereto.

                     (m) Receipt of all consents, regulatory and other approvals, licenses, permits and other documentation required by state and federal laws and regulations or any agreements to which the Purchaser is subject necessary to consummate the Transactions and permit the Purchaser to own the Facilities and OpCo to conduct the businesses operated at the Facilities, except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such businesses.

                     (n) The "fairness" opinion obtained by the Purchaser from Merrill Lynch & Co. shall not have been withdrawn or revoked.

                     (o) All of the conditions of the other Transaction Documents shall have been satisfied or waived by the party(ies) entitled to insist upon satisfaction of same, and the closing of all of the Transactions shall have occurred or shall occur simultaneously with the Closing hereunder.

              8.2 Seller's Conditions Precedent to Closing. The obligations of the Seller under this Agreement are subject to the satisfaction on or before the Closing Date of the following conditions (any of which may be waived by Magellan, in Magellan's sole and absolute discretion, but only in writing):

                     (a) Magellan shall have consummated a new credit facility in the amount contemplated by Section 7.1 (r).

                     (b) Receipt of all consents, regulatory and other approvals, licenses, permits and other documentation required by state and federal laws and regulations or any agreements to which the Seller is subject necessary to consummate the Transactions and permit the Purchaser to own the Facilities and OpCo to conduct the businesses operated at the Facilities, except for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the operation of such businesses.

                     (c) Magellan shall have received stockholder approval relating to the Transactions pursuant to the proxy materials for Magellan's 1997 annual meeting.

                     (d) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act after any necessary filing by the Seller shall have expired.

                     (e) Magellan shall have complied with all federal and state laws, rules and regulations applicable to the execution and delivery of the Franchise Agreement.

                     (f) Magellan shall have received opinions of counsel to the Purchaser regarding the Purchaser's authority to enter into the transactions, due authorization, good standing, no conflicts with or defaults under other material agreements, and other customary opinions.

                     (g) The Master Facilities Lease in the form of Exhibit C attached hereto shall have been executed by the Purchaser, as lessor, and OpCo, as tenant.

                     (h) The Subordination Agreement in the form of Exhibit G attached hereto shall have been executed by the Purchaser, Magellan and OpCo.

                     (i) The Purchaser shall have performed in all material respects all of its covenants and other material obligations contained in this Agreement, and all of the Purchaser's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date.

                     (j) The allocations referenced in Sections 2.1 and 2.2 hereof shall have been agreed upon by the parties.

                     (k) There shall exist no material regulatory or contractual impediment to, nor any litigation, governmental proceeding or investigation seeking to enjoin, challenging or seeking damages in connection with, the operation of the Facilities or the Transactions that, in Magellan's or the Purchaser's reasonable judgment, would make it inadvisable to proceed with the consummation of the Transactions.

                     (l) The "fairness" opinion obtained by Magellan from Dean Witter Reynolds Inc. shall not have been withdrawn or revoked.

                     (m) All of the conditions of the other Transaction Documents shall have been satisfied or waived by the party(ies) entitled to insist upon satisfaction of same, and the closing of all of the Transactions shall have occurred or shall occur simultaneously with the Closing hereunder.

              8.3    Failure of Conditions.  If any condition described in
Section 8.1 is not satisfied by the Closing Date, as such date may be extended pursuant to Section 10.1, the Purchaser shall have the right to terminate this Agreement by giving written notice of such action to Magellan. If any condition referenced in Section 8.2 is not satisfied by the Closing Date, as such date may be extended pursuant to Section 10.1, the Seller shall have the right to terminate this Agreement by giving written notice of such action to the Purchaser. Upon delivery of any such termination notice, this Agreement shall terminate, and all rights and obligations of the parties hereunder shall be released and discharged, except that Magellan and the Purchaser shall each remain liable to the other for all damages suffered by the other if the unsatisfied condition was due to a breach by one party of any of the covenants, obligations, representations or warranties of such party in this Agreement or any other failure by such party to use commercially reasonable best efforts to satisfy conditions precedent to Closing that are within the control of such party to satisfy.

       9      Damage, Destruction and Condemnation.
              -------------------------------------

             9.1 Damage; Destruction. In the event of any loss, damage or destruction to any Facility prior to Closing, Magellan shall immediately notify the Purchaser thereof and shall promptly commence and diligently prosecute to completion the repair and restoration thereof to substantially its condition prior to such casualty. If the damaged Facility is not fully restored prior to Closing such that the Seller's representations and warranties in Section 7 with respect thereto are not true at Closing, then the parties shall nevertheless proceed to Closing hereunder without reduction of the Purchase Price, the Seller shall assign all of its right, title and interest in and to any remaining claims the Seller may have under the insurance policies covering the damaged Facility(ies), as well as any remaining unused and unpaid insurance proceeds, to OpCo at Closing, and the parties shall cause OpCo to complete such restoration and repair work after Closing at Seller's sole cost and expense. The Seller covenants to pay all such costs and expenses of completion to OpCo, or to reimburse OpCo therefor, within five (5) business days after OpCo's written request therefor, which covenant shall survive Closing. In addition, the Seller shall pay OpCo after Closing any lost income from the damaged Facility(ies) during the period from Closing through the date that business interruption insurance proceeds under policies of insurance required to be carried by OpCo pursuant to the Facilities Lease would have been payable had such insurance been in effect at the time of the casualty. The Seller shall not agree to or accept any settlement of its insurance claim(s) without obtaining the Purchaser's prior written approval thereof.

              9.2 Condemnation. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any material portion of the Facilities, Magellan shall promptly notify the Purchaser thereof, in which event the Purchaser shall have the option either
(i) to terminate this Agreement with respect to the Facility(ies) affected by written notice to Magellan, in which event the Purchase Price shall be reduced by the amount allocated to such Facility(ies) pursuant to Section 2.2, or (ii) to consummate the purchase of the Facilities without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by the Seller to the Purchaser or the Purchaser's designee at Closing. The Seller shall not agree to or accept any compromise or condemnation award without obtaining the Purchaser's prior written approval thereof. For purposes of this Agreement, (i) a condemnation shall be deemed to include any governmental action which could limit or render inconvenient the current access to any Facility, and (ii) a "material portion" of a Facility shall be any portion the taking of which would have a material adverse effect on the operation of the business conducted at such Facility.

       10     Closing.
              --------

              10.1 Closing Date. The consummation of the transactions contemplated hereby (the "Closing") shall occur at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763, or at such other location upon which Magellan and the Purchaser agree, at 10:00 a.m. on May 31, 1997, or such earlier or later date upon which Magellan and the Purchaser agree (the "Closing Date"); provided, however, that in the event that the Closing has not occurred by June 30, 1997, either party shall have the right to terminate this Agreement by written notice to the other. Upon delivery of such notice, this Agreement shall terminate, and all rights and obligations of the parties hereunder shall be released and discharged, except that Magellan and the Purchaser shall each remain liable to the other for all damages suffered by the other if the failure to close was due to a breach by one party of any of the covenants, obligations, representations or warranties of such party in this Agreement or any other failure by such party to use commercially reasonable best efforts to satisfy conditions precedent to Closing that are within the control of such party to satisfy.

              10.2 Seller's Obligations at Closing. At the Closing, the Seller will do, or cause to be done, the following:

                     (a) Documents. The Seller will, and will cause the Subcos (as appropriate) to, execute, acknowledge (if necessary), and deliver the following documents:

                            (i) the Deeds, subject only to the Permitted Exceptions;

                            (ii) an Assignment of Leases in the form and substance of Exhibit H;

                            (iii)  a Bill of Sale in the form and substance of
                     Exhibit I;

                            (iv) an updated certificate executed by the Seller remaking and reaffirming all representations and warranties made by the Seller to the Purchaser in accordance with the provisions of Section 6; and

                            (v) an opinion of the Seller's attorney to be dated as of the Closing Date stating (i) that Magellan and each Subco are authorized to convey its respective Facility(ies) in accordance with this Agreement, and (ii) that the Deeds and other documents, instruments, and agreements executed by the Seller in connection with Closing have been duly authorized and executed.

                     (b) Title Policies. For purposes of this Section 10.2(b), a "TYPICAL OWNER'S POLICY" shall mean a standard Extended Coverage A.L.T.A. Form B Policy of Owner's Title Insurance (10-17-70 revision with '84 amendments), or other form of owner's title insurance policy reasonably acceptable to the Purchaser available in a state where such A.L.T.A. Form B is not available and most closely resembling such A.L.T.A. Form B. Magellan will cause the Title Company to issue to the Purchaser a Typical Owner's Policy with respect to each Facility, in the amount of the Purchase Price allocated to each such Facility in accordance with Section 2.2, and insuring that the Purchaser has fee simple title to each Facility, subject only to the Permitted Exceptions (a "TITLE POLICY"). In addition, each Title Policy shall contain affirmative coverage with respect to mechanics' liens (or any reference to such liens in the general provisions or elsewhere shall be deleted), and each Title Policy shall include the following endorsements to coverage to the extent available and commonly used for title insurance covering real property in the state where the applicable Facility is located: access, survey, contiguity, zoning (ALTA 3.1), subdivision, an endorsement deleting creditor's rights exceptions to coverage, and such other endorsements as may be reasonably requested by Purchaser (the "ENDORSEMENTS"). The Seller shall execute and deliver to the Title Company a customary form of affidavit and other documents and agreements (to the extent required by the Title Company in order for the Title Company to issue the Title Policies) certifying (a) the absence of claims which would give rise to mechanic's and materialmen's liens, (b) that the Seller and the tenants under the Leases are the only parties in possession of the Facilities, and (c) that there are no pending or outstanding suits or judgments against either the Seller or the Facilities, except as disclosed to the Title Company and for which the Title Company has not taken exception. The Seller shall also deliver to the Title Company such evidence as may be required with respect to the authority of the person executing the deeds of conveyance and other items necessary to issue title insurance to the Purchaser or the Purchaser's designee(s). In addition, Magellan and each Subco shall furnish to the Purchaser and the Title Company a certificate to the effect that none of them is a foreign person, corporation, partnership, trust or estate under Section 1445 of the Internal Revenue Code. If Magellan or any Subco fails or refuses to provide such certificate, the Title Company or Escrow Agent shall have the right to make such deductions from the Seller's proceeds at Closing and to remit such amounts to the Internal Revenue Service as are required by the Federal Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder.

                     (c) Original Documents. Seller will deliver at the corporate headquarters of OpCo or the Facilities, as appropriate, to Purchaser or OpCo, as appropriate, originals within Seller's possession of all items enumerated in Section 3 of this Agreement.

                     (d) Possession. Seller will deliver possession of the Facilities, subject to the Leases.

                     (e) Keys. Seller shall furnish to OpCo duplicate keys and master keys to all locks located on the Facilities, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

                     (f) Costs. The Seller will pay all costs allocated to the Seller pursuant to Section 10.4.

              10.3 Purchaser's Obligations at Closing. At the Closing, the Purchaser will do, or cause to be done, the following:

                     (a) Payment of Consideration. The Purchaser will pay to Magellan the Purchase Price, as adjusted in accordance with the provisions of this Agreement.

                     (b) Documents. The Purchaser will execute, acknowledge (if necessary), and deliver an Assignment of Leases in the form and substance of Exhibit H and an updated certificate executed by the Purchaser remaking and reaffirming all representations and warranties made by the Purchaser to the Seller in accordance with the provisions of Section 6.

                     (c) Additional Documents. The Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this Agreement, including by way of example, evidence of the authority of the party executing instruments on behalf of the Purchaser.

                     (d) Costs. The Purchaser will pay all costs allocated to the Purchaser pursuant to Section 10.4.

              10.4 Costs and Adjustments at Closing. If the prorations and adjustments provided for in this Section 10.4 impose post-Closing obligations or liabilities on OpCo, Magellan covenants to use commercially reasonable best efforts to cause OpCo to perform such obligations and satisfy such liabilities in a timely manner, which covenant shall survive Closing.

                     (a) Expenses. The Purchaser shall pay or cause to be paid all fees of consultants, appraisers, and engineers rendering reports or opinions to the Purchaser, and all other costs incurred by the Purchaser, in connection with the Purchaser's due diligence investigation of the Facilities, except that the Seller shall pay the costs and fees of environmental consultants and engineers retained to perform Phase I environmental audits and, if necessary or advisable in the reasonable opinion of the Purchaser, Phase II environmental audits and prepare environmental reports on the Facilities. The Purchaser shall also pay all costs and fees associated with the assumption of any Industrial Revenue Bonds that Purchaser assumes at Closing, including, without limitation, assumption fees, mortgage fees, mortgage recordation fees, and mortgagees' title insurance costs. The Seller shall pay the cost of preparing the Deeds and other conveyancing documents, the costs associated with releasing any encumbrances of record, all grantor's taxes, transfer taxes, county taxes, clerks' fees, documentary stamps, release fees, recordation taxes associated with the Deeds and other conveyancing documents, escrow fees charged by the Escrow Agent or Title Company, and the costs and fees for the title examinations, title insurance (including any affirmative coverages and endorsements required by the Purchaser), and surveys. Each party shall pay its own attorneys' fees, including local counsel fees.

                     (b) Real Estate TaxeS. Real estate taxes on the Real Property for the calendar year of the Closing will be prorated between Magellan and OpCo as of the Closing Date. If the amount of such taxes is not known at Closing, the proration of such real estate taxes will be based on the amount of such taxes for the previous real estate tax fiscal period. As soon as the actual amount of real estate taxes on the Facilities for the year of Closing is known, the Seller and OpCo will readjust the amount of such taxes to be paid by each party with the result that the Seller will pay for those taxes applicable to the Real Property up to and including the date of Closing and OpCo will pay for those taxes and assessments applicable to the Real Property after the date of Closing. The provisions of this Section 10.4(b) will survive the Closing.

                     (c) Rents. All rents, additional rents and other sums actually paid under the Leases for the month of Closing will be prorated between Magellan and OpCo as of the Closing Date, provided that delinquent amounts will not be considered in such calculation. All rents, percentage rents, real estate taxes and other costs or charges paid by tenants under the Leases after the Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. Any amounts that are to be applied to periods prior to Closing will be delivered by OpCo to the Seller within thirty (30) days after receipt, net of any costs incurred by OpCo in collecting such amounts (including, without limitation, attorneys' fees). OpCo will have no obligation to incur any cost or expense or institute any litigation to collect delinquent rents, percentage rents, or other costs or charges owed to the Seller, and the Seller will not exercise any right to collect such amounts unless OpCo fails to use reasonable efforts to collect same. In any event, the Seller will not institute suit against any tenant under the Leases. The provisions of this Section 10.4(c) will survive the Closing.

                     (d) Security Deposits. The Seller will pay to OpCo, in cash at Closing or as a credit against the Purchase Price, the amount of any security deposits paid pursuant to the Leases.

                     (e) Other Expenses. All other ordinary operating expenses for or pertaining to the Facilities, including, but not limited to, public utility charges, maintenance, service charges, and lease commissions, will be prorated as of the Closing Date between the Seller and OpCo, it being understood and agreed that revenues resulting from operation of the Facilities prior to Closing will belong to Magellan and revenues resulting from operation of the Facilities from and after Closing will belong to the Purchaser; provided, however, that the Seller shall pay in full any and all special assessments which have either been levied or are pending against the Facilities or any part thereof as of the Closing Date, except if such assessments are due in installments, in which event the Seller shall only be responsible for paying such installments due prior to the Closing. OpCo shall be responsible for the installments due after Closing. The Seller shall pay in full any and all leasing commissions or other compensation with respect to all Leases and other tenancies in effect as of the Closing Date, including commissions which are or may become due on account of options, renewals or extensions.

                     (f) Adjustment. To the extent that errors are discovered in, or additional information becomes available with respect to, the prorations and allocations made at Closing, the Seller and OpCo shall make such post-Closing adjustments as may be necessary to correct any inaccuracy; however, all prorations (except for ad valorem taxes) will be final within ninety (90) days after Closing. Magellan agrees to deliver to OpCo all invoices and payments related to the Facilities received by the Seller after Closing and relating to periods after the Closing. In addition, Magellan shall give the Purchaser written notice of any payments received by the Seller (other than from OpCo) after Closing relating to periods prior to the Closing in order to facilitate OpCo's collection of and accounting for Magellan's receivables after Closing in accordance with the OpCo Contribution Agreement.

              10.5 Settlement Statement. At the Closing, the Purchaser and the Seller shall execute and deliver duplicate originals of a settlement statement (the "SETTLEMENT STATEMENT") showing all of the payments, adjustments and prorations provided herein and otherwise agreed upon by them.

       11     Indemnifications.

              11.1 Purchaser's Indemnity. The Purchaser hereby agrees to indemnify the Seller against, and to hold the Seller harmless from, all claims, demands, causes of action, losses, damages, obligations, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements actually incurred) (collectively, "CLAIMS") asserted against or incurred by the Seller in connection with or arising out of (a) the ownership, maintenance or operation of the Facilities and attributable to events occurring on or after the Closing, during the Purchaser's ownership of the Facilities, and at any time after the Purchaser or any of its affiliates (other than OpCo) takes over the operation of the Facilities following an Event of Default under the Facilities Lease, or (b) a breach of any representation, warranty or covenant of the Purchaser contained in this Agreement not disclosed to or actually known by the Seller at or before Closing. The Purchaser's obligations under this Section 11.1 shall survive the Closing until the expiration of any applicable statute of limitations for making or bringing such claims, demands, or causes of action. Notwithstanding anything to the contrary contained herein, the Purchaser's indemnity obligations hereunder (i) will not extend to Claims arising out of the negligence, willful misconduct or fraud of the Seller, and (ii) with respect to indemnification claims under clause (b) of this Section 11.1, (x) for a period of two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $1,000,000, at which time such indemnity obligations shall cover all Claims, and (y) after two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $10,000,000, at which time such indemnity obligations shall cover all Claims.

              11.2 Seller's Indemnity. The Seller hereby agrees to indemnify the Purchaser against, and to hold the Purchaser harmless from all Claims asserted against or incurred by the Purchaser in connection with or arising out of (a) the ownership, maintenance or operation of the Facilities and attributable to events occurring prior to the Closing and during the Seller's ownership of the Facilities, or (b) a breach of any representation, warranty or covenant of the Seller contained in this Agreement not disclosed to or actually known by the Purchaser at or before Closing. Notwithstanding the foregoing, the Seller shall not indemnify the Purchaser for any debts, liabilities or obligations of the Seller expressly assumed by the Purchaser at Closing pursuant to this Agreement or any of the other Transaction Documents. The Seller's obligations under this Section 11.2 shall survive the Closing until the expiration of any applicable statute of limitations for making or bringing such claims, demands, or causes of action. Notwithstanding anything to the contrary contained herein, the Seller's indemnity obligations hereunder
(i) will not extend to Claims arising out of the negligence, willful misconduct or fraud of the Purchaser, and (ii) with respect to indemnification claims under clause (b) of this Section 11.2, (x) for a period of two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $1,000,000, at which time such indemnity obligations shall cover all Claims, and (y) after two (2) years following the Closing Date, shall not arise until the aggregate Claims arising during such period and resulting from the breach exceed $10,000,000, at which time such indemnity obligations shall cover all Claims.

       12     Remedies.

              12.1 Default by Seller. If the Closing fails to occur as a result of the Seller's material breach of this Agreement, then the Purchaser may (i) enforce specific performance of the Seller's duties and obligations under this Agreement, or (ii) terminate this Agreement by giving written notice thereof to the Seller prior to or at the Closing, in which event the Purchaser shall also be entitled to seek its direct, actual damages against the Seller for such default as well as such other relief as may be available at law or in equity. If prior to Closing the Seller defaults in any of its obligations, representations or warranties hereunder, whether or not such obligation, representation or warranty survives Closing, and such default is not disclosed to or actually known by the Purchaser at or prior to Closing, then the Purchaser may seek recovery of all of its direct, actual damages incurred as a result of the Seller's default (subject to any applicable limitations set forth in Section 11.2) as well as such other relief as may be available at law or in equity, and the Purchaser will not be deemed to have waived its right to sue for damages by having closed this transaction even though the accuracy of representations and warranties was a condition precedent to the Purchaser's obligation to close.

              12.2 Default by Purchaser. If the Closing fails to occur as a result of the Purchaser's material breach of this Agreement, then the Seller may (i) enforce specific performance of the Purchaser's obligation to close under this Agreement, or (ii) terminate this Agreement by giving written notice thereof to the Purchaser prior to or at the Closing, in which event the Seller shall also be entitled to seek its direct, actual damages against the Purchaser for such default as well as such other relief as may be available at law or in equity. If prior to Closing the Purchaser defaults in any of its obligations, representations or warranties hereunder, whether or not such obligation, representation or warranty survives Closing, and such default is not disclosed to or actually known by the Seller at or prior to Closing, then the Seller may seek recovery of all of its direct, actual damages incurred as a result of the Purchaser's default (subject to any applicable limitations set forth in Section 11.2) as well as such other relief as may be available at law or in equity, and the Seller will not be deemed to have waived its right to sue for damages by having closed this transaction even though the accuracy of representations and warranties was a condition precedent to the Seller's obligation to close.

              12.3 Arbitration. Notwithstanding anything set forth herein to the contrary, all claims and disputes between the parties arising after the Closing hereunder shall be subject to resolution by binding arbitration in Delaware before the American Arbitration Association and governed by the Commercial Arbitration Rules then in effect.

              12.4 Legal Fees. In the event either party to this Agreement commences legal action of any kind or any arbitration proceeding to enforce the terms and conditions of this Agreement, the prevailing party in such litigation or arbitration will be entitled to collect from the other party all costs, expenses and attorneys' fees incurred in connection with such action or proceeding.

       13     Brokers.  Each party hereby represents and warrants to the other that it has not engaged, dealt with or otherwise discussed this transaction with any broker, agent or finder. Each party agrees to indemnify and hold the other harmless from and against any claim arising out of a breach of the foregoing agreement and representation and warranty.

       14     Changes in the Portfolio.

              14.1    Pre-Closing.

                     (a) Addition of New Facilities. Except as set forth below, in the event Magellan, any Subco, or any other subsidiary of Magellan at any time after December 26, 1996, and prior to Closing desires to acquire any additional behavioral healthcare in-patient facilities (the "NEW FACILITIES"), which Magellan or such subsidiary intends to own and/or operate in a manner substantially similar to the Facilities, the Purchaser shall have the right to require Magellan or such subsidiary to add such New Facility to the Facilities being acquired hereunder, in which event the Purchase Price shall be increased by the amount actually paid or required to be paid by Magellan or such subsidiary for such New Facility. The foregoing sentence shall not apply to
(i) the purchase by Magellan or any subsidiary of Magellan of Parkwood Hospital in Olive Branch, Mississippi, (ii) acquisitions by Green Spring Health Services, Inc., or (iii) acquisitions by Magellan or any subsidiary of Magellan of facilities the primary purpose of which is to provide services pursuant to contracts with federal, state and local governments and governmental agencies, providing health and human services, including behavioral healthcare services, to the mentally retarded, the developmentally disabled, the elderly, persons under the control or supervision of criminal/juvenile justice systems and other designated populations. If the Purchaser does not want to add the New Facility to the Facilities being acquired hereunder, then, subject to compliance with the provisions of other Transaction Documents, Magellan shall be entitled to acquire such New Facility. If Magellan acquires such New Facility, then simultaneously with Closing Magellan shall enter into a management agreement with OpCo covering such New Facility, pursuant to which OpCo shall manage and operate such New Facility in exchange for payment by Magellan to OpCo of OpCo's costs plus a fair market value management fee. Magellan shall negotiate such management fee with OpCo in good faith. If Magellan and OpCo are unable to agree upon a fair market value management fee, then such dispute shall be resolved by appraisal in the manner provided for determining the Fair Market Value of the Franchise (as such terms are defined in the Franchise Agreement), as set forth in Section 4.4 of the Franchise Agreement, except that the term "Qualified Appraiser" used therein, for purposes of determining a fair market value management fee pursuant to this Section 14.1(a), shall mean an appraiser who is not in control of, controlled by or under common control with either the Seller or OpCo and has not been an employee of the Seller or OpCo or any Affiliate (as defined in the Franchise Agreement) of the Seller or OpCo at any time, who is qualified to appraise the fair market value of the management fee and has been actively engaged in the appraisal of assets, rights and businesses, and, to the extent it is reasonably practicable to locate such an appraiser, an appraiser who has been actively engaged in the appraisal of management fee arrangements for healthcare operations, in the state in which the New Facility is located and who has held his or her certificate as an M.A.I. or its equivalent for a period of not less than five (5) years immediately preceding his or her appointment hereunder.

                     (b) Substitution of Facilities. Magellan shall have the right at any time not later than thirty (30) days prior to Closing to substitute a Comparable Facility (as hereinafter defined) for any Facility it designates (a "DESIGNATED FACILITY"), provided that such substitution will satisfy the Purchaser's requirements related to taxation as a real estate investment trust. The

Purchaser may demand, at Magellan's expense, a reasonably acceptable opinion of counsel or private letter ruling from the Internal Revenue Service indicating that the substitution will have no material adverse tax consequences to the Purchaser. As used herein, the term "COMPARABLE FACILITY" shall mean a facility reasonably acceptable to the Purchaser, operated as the same type of business as the Facilities, with an expected future profitability substantially equivalent to or greater than that of the Designated Facility both immediately prior to such substitution and as reasonably projected over the term of the Facilities Lease, taking into account any relevant factors. Magellan shall pay all costs and expenses incurred in connection with any substitution of facilities, including reasonable attorneys' fees and expenses. After the substitution, a Comparable Facility shall be treated as if it were a Facility under this Agreement.

                     (c) Closed Facilities. If the Seller elects to close and cease its business operations in one or more Facilities prior to Closing, such closed Facility(ies) shall nevertheless be included in the Facilities to be acquired hereunder, without adjustment in the Purchase Price, and at Closing shall be included among the Collective Leased Properties (as defined in the Facilities Lease) covered by the Facilities Lease, without adjustment to the Rent (as defined in the Facilities Lease) payable thereunder.

              14.2 Post-Closing. In the event Magellan, any Subco, or any other subsidiary of Magellan other than Green Spring at any time or from time to time from and after Closing desires to acquire any New Facilities, which Magellan or such subsidiary intends to own and/or operate in a manner substantially similar to the Facilities, the Purchaser shall have a right of first refusal to acquire such New Facility upon the terms and conditions hereinafter set forth. The Purchaser shall have thirty (30) days after receipt from Magellan of a copy of an executed letter of intent with a seller of any such New Facility to notify Magellan of its election to exercise such right of first refusal. The Purchaser's failure so to notify Magellan shall be deemed to be a waiver of the Purchaser's right to exercise its right of first refusal with respect to the New Facility that was the subject of Magellan's notice; however, the Purchaser's failure so to notify Magellan shall not be deemed to be a waiver of any of the Purchaser's rights or remedies under the noncompetition or other provisions of the Transaction Documents or a waiver of its rights with respect to any future New Facility. If the Purchaser elects not to exercise such right of first refusal, Magellan may close and consummate such transaction on substantially the terms as set forth in the letter of intent, subject to compliance with the applicable provisions of the other Transaction Documents. If Magellan acquires any such New Facility, then simultaneously with closing of such acquisition Magellan shall enter into a management agreement with OpCo covering such New Facility, pursuant to which OpCo shall manage and operate such New Facility in exchange for payment by Magellan to OpCo of OpCo's costs plus a fair market value management fee. Magellan shall negotiate such management fee with OpCo in good faith. If Magellan and OpCo are unable to agree upon a fair market value management fee, then such dispute shall be resolved by appraisal in the manner provided for determining the Fair Market Value of the Franchise (as such terms are defined in the Franchise Agreement), as set forth in Section 4.4 of the Franchise Agreement, except that the term "Qualified Appraiser" used therein, for purposes of determining a fair market value management fee pursuant to this
Section 14.2, shall have the meaning given such term in Section 14.1(a) hereof. If the Purchaser exercises its right of first refusal, the Purchaser shall be obligated to acquire the New Facility on the terms set forth in the letter of intent; provided, however, that the Purchaser's exercise of such right shall be conditioned upon (1) the Purchaser's and OpCo's execution at or as of the closing of the acquisition of such New Facility of an amendment to the Master Facilities Lease adding such New Facility to the leased premises thereunder and adjusting the rent payable thereunder appropriately (with the rent payable for such New Facility to be determined on the same basis as the rent payable for the Facilities during the initial Lease Year, as defined in the Facilities Lease, escalating on the same basis as the rent payable for the Facilities), and (2) Magellan's and OpCo's execution at or as of the closing of the acquisition of such New Facility of (A) an amendment to the Master Franchise Agreement adding such New Facility to the facilities covered thereby and adjusting the franchise fee payable thereunder appropriately (with the franchise fee payable for such New Facility to be determined on the same basis as the franchise fee payable for the Facilities during the first and second Contract Years (as defined in the Franchise Agreement), escalating on the same basis as the franchise fee payable for the Facilities), and (B) a Subsidiary Franchise Agreement covering such New Facility, upon substantially the same terms and conditions as the Subsidiary Franchise Agreement covering each of the other Facilities. Notwithstanding anything set forth in this Agreement to the contrary, the provisions of this
Section 14.2 shall survive Closing for a period equal to the term of the Facilities Lease, including all extensions and renewals thereof.

       15     Miscellaneous.

              15.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors by operation of law and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent may be granted or withheld in such party's sole and absolute discretion. Notwithstanding the foregoing, the Purchaser may assign its rights and obligations hereunder to a wholly owned subsidiary of the Purchaser or the Purchaser's general partner, provided that in no event shall the Purchaser be released from liability for performance of all of its obligations hereunder.

              15.2 Notices. Whenever any notice is required or permitted hereunder, such notice shall be in writing and (a) sent by certified mail, postage prepaid, return receipt requested, (b) given by established overnight commercial courier for delivery on the next business day with delivery charges prepaid or duly charged, (c) personally hand-delivered or (d) sent by facsimile transmission with confirmation of receipt received, to the applicable address or facsimile number set forth below:

As to the Purchaser:        Gerald W. Haddock
                            President and Chief Executive Officer
                            Crescent Real Estate Equities, Ltd.
                            777 Main Street
                            Suite 2100
                            Forth Worth, Texas  76102
                            Facsimile: (817) 878-0429

with copies to:             David M. Dean, Esq.
                            Senior Vice President, Law
                            Crescent Real Estate Equities, Ltd.
                            777 Main Street
                            Suite 2100
                            Forth Worth, Texas  76102
                            Facsimile: (817) 878-0429

                            Wendelin A. White, Esq.
                            Shaw, Pittman, Potts & Trowbridge
                            2300 N Street, N.W.
                            Washington, DC  20037
                            Facsimile:  (202) 663-8007

As to Magellan:             Steve J. Davis, Esq.
                            Executive Vice President,
                            Administrative Services and General Counsel
                            3414 Peachtree Road, N.E.
                            Suite 1400
                            Atlanta, Georgia 30326
                            Facsimile:  (404) 814-5793

with copies to:             Robert W. Miller, Esq.
                            King & Spalding
                            191 Peachtree Street
                            Atlanta, Georgia 30303-1763
                            Facsimile:  (404) 572-5100


Notices which are mailed shall be deemed effective upon receipt. Notices which are hand-delivered shall be deemed effective upon tender to a natural person at the address shown. Notices which are delivered by overnight courier shall be deemed given on the next business day after delivery to such courier. Notices which are delivered by facsimile transmission shall be deemed received upon electronic confirmation of delivery.

              15.3 Further Assurances. The Seller and the Purchaser agree to execute, acknowledge and deliver any further agreements, documents, certificates or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement.


              15.4 Amendments; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party or parties against whom enforcement is sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

              15.5 Governing Law; No Rule of Construction. This Agreement and all transactions hereunder shall be governed by the laws of the State of Delaware, without regard to the application of choice of law principles. The rule that an Agreement should be construed against the party drafting it shall not apply to this Agreement because all parties have played a significant role in negotiating and drafting this Agreement.

              15.6 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

              15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

              15.8 Entire Agreement. This Agreement, including all Exhibits and Schedules hereto, together with all of the other Transaction Documents and their respective exhibits and schedules, supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, all of which are null, void and of no further force or effect.

              15.9 Time of Essence. Time is of the essence of each and every provision of this Agreement. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of Texas or the State of Georgia then, and in such event, such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

              15.10 Severability. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

              15.11 Risk of Loss. All risk of loss to the Facilities occurring prior to the Closing will be on the Seller.

              15.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile and will be accepted and considered effective as long as such signatures are followed up with signature pages with original signature within two (2) business days thereafter.

              15.13 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AT THE ADDRESS SET FORTH FOR SUCH PARTY IN SECTION 15.2 HEREOF; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT SUCH ADDRESS.

              15.14 Non-Solicitation. During the Exclusive Period (as hereinafter defined), Magellan shall not, and shall not permit any of its representatives, to offer, negotiate, consummate or solicit (including furnishing any information concerning Magellan's business, properties or other assets) any offer or proposal for a sale and lease-back of any or all of the Facilities, a sale and/or lease of any or all of the Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement) except, in the case of the Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement), in the ordinary course of business or as otherwise permitted under the OpCo Contribution Agreement, or any other transaction covering any or all of the Facilities, Magellan's acute care psychiatric hospitals, Contributed Assets, Purchased Assets, Working Capital Assets or Excluded Assets (to the extent such Excluded Assets are necessary to provide the services to be provided under the Franchise Agreement) that is proposed to be accomplished in a manner similar to that for the Transactions, unless Magellan shall have received an unsolicited written offer relating to such transaction, from a reputable buyer, which offer, in the written opinion of Dean Witter Reynolds Inc., Magellan's financial advisors, appears to be on terms financially superior to those offered by the Transactions and which, in the written opinion of legal counsel to Magellan reasonably acceptable to the Purchaser (which would include King & Spalding, current legal counsel to Magellan), Magellan's Board of Directors is legally obligated to consider by principles of fiduciary duty to stockholders under Delaware Corporation Law. Magellan shall promptly notify the Purchaser in the event it receives any unsolicited offers or proposals. In addition, Magellan agrees to notify all other parties who have expressed an interest in acquiring all of any of the Facilities and/or Operational Assets that Magellan has entered into exclusive negotiations with one party (without identifying the Purchaser) and that such other parties' offers have therefore been rejected, except for any proposals or other expressions of interest which the Board of Directors of Magellan is required to consider by principles of fiduciary duty to stockholders under Delaware Corporation Law. For purposes of this Agreement, the "EXCLUSIVE

PERIOD" began on December 26, 1996, and shall continue in effect until the earlier of Closing or termination of this Agreement and the other Transaction Documents.

              15.15 Confidentiality; Public Announcement. The parties shall maintain in strict confidence all discussions regarding the Transactions, as well as the fact that such discussions have taken and are taking place; provided, however, that each party may disclose such information to its attorneys, consultants, affiliates, directors, officers, employees and representatives, governmental authorities, lenders and any other parties assisting a party to the Transaction Documents in conducting its due diligence investigations. The provisions of this Section will not be applicable to disclosures of information required by applicable law, rule or regulation and will not survive the Closing. Neither of the parties hereto shall issue any press release or make any public announcement of or relating to the Transactions without the prior consent of the other party, except where a public announcement is required by law. Where such announcement is required by law, in the reasonable opinion of counsel to Magellan or the Purchaser, the other party shall be given opportunity to review and comment upon the proposed announcement. It is the intent of the parties to publicly announce the Transactions upon execution of this Agreement and the other Transaction Documents.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth beneath their respective signatures below.

                                   PURCHASER:
                                   ----------

ATTEST:                            CRESCENT REAL ESTATE EQUITIES LIMITED
-------
                                   PARTNERSHIP

                                   By:  Crescent Real Estate Equities, Ltd., a
                                       Delaware corporation

By:                                    By:
   ------------------                     --------------------------------------
Name:                                      Gerald Haddock, President and
     -----------------------
                                            Chief Executive Officer
Title:
      ----------------------


                                   SELLER:
                                   -------

                                   MAGELLAN HEALTH SERVICES, INC.

By:                                By:
   -------------------------          ------------------------------------------
Name:                              Name:
     -----------------------            ----------------------------------------
Title:                             Title:
      ----------------------             ---------------------------------------


                               [EXHIBITS OMITTED]

                               FIRST AMENDMENT TO
                    REAL ESTATE PURCHASE AND SALE AGREEMENT

         THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of the 28th day of February, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan" or the "Seller"), and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser").

                                R E C I T A L S:

         A. The parties entered into that certain Real Estate Purchase and Sale Agreement dated as of January 29, 1997 (the "AGREEMENT") and that certain Contribution Agreement dated as of January 29, 1997 (the "CONTRIBUTION AGREEMENT"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

         B. The parties desire to enter into this Amendment to evidence their agreement to certain changes to the Agreement, as hereinafter set forth, and to declare the Contribution Agreement null and void ab initio and of no force and effect.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

         1. Contribution Agreement. The parties hereby declare the Contribution Agreement to be null and void ab initio and of no force and effect, as though it had never been entered into by them.

         2. Recitals in Agreement. Recital A of the Agreement is amended and restated in its entirety as follows:

                 In connection with the transactions contemplated by this Agreement, Magellan and the Purchaser have entered into that certain Warrant Purchase Agreement of even date herewith (the "WARRANT PURCHASE AGREEMENT"). Magellan and the Purchaser have also agreed that, following the execution of the Warrant Purchase Agreement and this Agreement and pursuant to the terms hereof, they will cause certain other agreements to be executed, including, without limitation, (i) that certain Operating Agreement of Charter Behavioral Health Systems, LLC ("OPCO"), between Magellan and a designee of the Purchaser to be formed as a Delaware limited partnership or corporation ("NEW CRESCENT") (the "OPERATING AGREEMENT"), (ii) that certain Contribution Agreement among Magellan, OpCo and New Crescent (the "OPCO CONTRIBUTION AGREEMENT"), (iii) that certain Master Franchise Agreement between Magellan and OpCo (the "MASTER FRANCHISE AGREEMENT") and certain additional Franchise Agreements between Magellan and certain subsidiaries of OpCo (the "SUBSIDIARY FRANCHISE AGREEMENTS, and collectively with the Master Franchise Agreement, the "FRANCHISE AGREEMENT"), (iv) that certain Master Lease Agreement between the Purchaser and OpCo (the "FACILITIES LEASE"), (v) that certain Subordination Agreement by and among Magellan, the Purchaser and OpCo (the "SUBORDINATION AGREEMENT"), (vi) that certain Warrant Purchase Agreement (the "WARRANT AGREEMENT") between Magellan and New Crescent or Crescent Corp. (as such term is defined in the OpCo Contribution Agreement) and (vii) subject to certain conditions set forth in the OpCo Contribution Agreement, that certain Bridge Loan and Security Agreement and Promissory Note between Magellan and OpCo (the "BRIDGE LOAN AGREEMENT") (the Agreement, this Amendment, the Warrant Purchase Agreement, the Operating Agreement, the OpCo Contribution Agreement, the Franchise Agreement, the Facilities Lease, the Subordination Agreement, the Warrant Agreement and the Bridge Loan Agreement are referred to collectively as the "TRANSACTION DOCUMENTS," and all of the transactions contemplated hereby and thereby are referred to collectively as the "TRANSACTIONS").

                      3. Seller's Representations and Warranties.

                         a. Section 6.1(b) of the Agreement is amended to add
                            the following new first sentence:

                            The execution and delivery of this Agreement and the other Transaction Documents by Magellan and the Magellan Subsidiaries (as defined in the OpCo Contribution Agreement) and the performance by Magellan and the Magellan Subsidiaries of all obligations under this Agreement and the other Transaction Documents, including, without limitation, the sale and delivery of the Contributed Assets, the Purchased Assets and the Working Capital Assets (as each such term is defined in the OpCo Contribution Agreement) as contemplated under the OpCo Contribution Agreement, have been duly authorized by all necessary corporate action on the part of Magellan and the Magellan Subsidiaries.

                         b. The following new Section 6.1(bb) is added to the
                            Agreement:

                 (bb) Magellan hereby makes the following representations and warranties to the Purchaser with respect to the operation of the businesses conducted at the Hospitals (as defined in the OpCo Contribution Agreement), all of which are true as of the date hereof:

                          i. Insurance. A complete and accurate schedule of all insurance policies (including a statement of policy limits and deductibles) held by Magellan and the Magellan Subsidiaries relating to the Hospitals or the businesses conducted therein now in force, including, without limitation, malpractice, public liability, property damage and workers compensation or other coverage, has been made available to the Purchaser. All insurance policies remain in full force and effect except where such failure to remain in full force and effect will not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

                          ii. Litigation. Except as set forth in Schedule 5.1(f) to the OpCo Contribution Agreement, there are no lawsuits, proceedings, actions, arbitrations, claims or governmental investigations, inquiries or proceedings pending or, to the knowledge of Magellan, threatened, against Magellan or any Magellan Subsidiary seeking damages for an amount in excess of $1 million, and there is no action, suit or proceeding by any person or agency pending or, to the knowledge of Magellan, threatened which questions the legality or validity of the transactions contemplated by the OpCo Contribution Agreement.

                          iii. Licenses, Accreditation and Third-Party Payors. Magellan and the Magellan Subsidiaries hold all licenses, permits, registrations, approvals, certificates, contracts, consents, accreditations, approvals and franchises ("OPERATING LICENSES") necessary to own or lease the Contributed Assets and to conduct and operate the Hospitals in the manner presently operated and for participation in the Medicare and Medicaid reimbursement programs, including, without limitation, all licenses, certificates of need and permits required by the state in which they operate and by all other appropriate health care facility licensing agencies, federal, state, county or local governmental authorities and regulatory agencies, except where the failure to hold such Operating Licenses would not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

                          iv. The Business. Upon transfer to OpCo of the Contributed Assets, the Purchased Assets and the Working Capital Assets as contemplated in the OpCo Contribution Agreement, and consummation of the transactions contemplated by the other Transactional Documents, (i) OpCo will have or, through the Franchise Agreement, will have access to all tangible and intangible assets and all personnel reasonably necessary to conduct a business that is substantially the same as and that operates in accordance with the same standards of operation as the business of the Hospitals prior to the Closing, and (ii) OpCo will have the means to provide the services specified in Section 7.9 of the OpCo Contribution Agreement.

                          v. Contracts. Schedule 5.1(i) to the OpCo Contribution Agreement contains a listing of all contracts or series of related contracts which are material to the business of the Hospitals, taken as a whole ("MATERIAL CONTRACTS"), including all amendments, modifications and side letters thereto, currently in existence. With respect to each Material Contract, neither Magellan nor any Magellan Subsidiary has received a notice of termination, has sent a notice of termination, is in default, or has any knowledge that any other party to such Material Contracts is in default thereunder.

                          vi. No Other Owned Hospitals. Except as described on Schedule 5.1(j), no Magellan Subsidiary owns or operates any Hospital other than the Hospitals operated using the assets which are being contributed or sold pursuant to this Agreement and the OpCo Contribution Agreement.

                          vii. Financial Statements. All books and records relating to operating income and expenses of the Hospitals made available to the Purchaser by Magellan were and shall be those maintained by Magellan in regard to the Hospitals in the normal course of business. The audited Financial Statements as of and for the year ended September 30, 1996 (the "1996 FINANCIAL STATEMENTS") furnished by Magellan to the Purchaser as a part of the Seller's Deliveries have been prepared from the books and records of Magellan in the ordinary course of business and present fairly in all material respects the results of operations of Magellan for the periods then ended and the financial condition of Magellan as of the date of the 1996 Financial Statements.

                          viii. No Material Adverse Change. Since the date of Magellan's 1996 Financial Statements, there has been no material adverse change in the business or results of operations of Magellan and the Magellan Subsidiaries taken as a whole or the business of the Hospitals taken as a whole.

                          ix. SEC Reports. The periodic reports filed by Magellan with the Securities and Exchange Commission with respect to Magellan's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                          x. Compliance With Laws. Magellan has delivered to the Purchaser a draft dated January 24, 1997 ("PROXY STATEMENT") of its proxy statement to shareholders for its Annual Meeting of Shareholders at which, among other matters, shareholders of Magellan will consider and vote on the transactions which are the subject of the Transaction Documents. Except as described in the Proxy Statement, or in documents filed with the Securities and Exchange Commission pursuant to applicable law, Magellan is not aware of any material risk that Magellan is, in the conduct of the Business (as defined in the OpCo Contribution

                                  Agreement) prior to the Closing, or that OpCo will be, in the conduct of the Business after the Closing, in violation of any applicable federal law specifically designed to regulate the healthcare industry, which violation will have a material adverse effect on Magellan or OpCo.

         4. Representations and Warranties of the Purchaser.

                 a. Section 6.2(b) of the Agreement is amended to add the following new first sentence:

                          The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, including its general partner.

                 b.       The following new Section 6.2(d) is added to the
                          Agreement:

                 d. SEC Reports. The periodic reports filed by Crescent Real Estate Equities Company ("CEI") with the Securities and Exchange Commission with respect to CEI's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5. Survival. Section 8.4 of the Agreement is amended to add, as the new last sentence thereof, the following:

                          Notwithstanding the foregoing, the representations and warranties set forth in (i) the first sentence of
                          Section 6.1(b), (ii) Section 6.1(bb), (iii) the first sentence of Section 6.2(b), and (iv) Section 6.2(d) (all as set forth in this Amendment) shall not survive the Closing except to the extent set forth in the same or similar form in the OpCo Contribution Agreement.

         6. Seller's Covenants.

                 a. Section 7.1(k) of the Agreement is amended to add the following as the new last two sentences:

                          Magellan and the Purchaser shall cooperate in all reasonable respects in OpCo's application to obtain necessary licenses, permits and governmental approvals. In connection with each such application on the part of OpCo, Magellan will promptly furnish OpCo with such information and data as is reasonably necessary to obtain such license, permit or approval.

                 b. The following new Sections 7.1(s) through 7.1(aa) are added to the Agreement:

         s.      Magellan's Pre-Closing Covenants.

                          i. Preservation of Business. Magellan covenants and agrees, and will cause each Magellan Subsidiary to covenant and agree, that from the date of this Agreement to the Closing Date, except as otherwise specifically agreed to in writing by the Purchaser, Magellan will
                                  (i) preserve the business organization of the Hospitals intact, and (ii) preserve for OpCo the goodwill of suppliers, customers and others with whom business relationships exist.

                          ii.     Access to Information and Personnel.
                                  Magellan agrees that the Purchaser shall have the right to speak to any Magellan personnel and make such further review as it deems necessary or advisable, provided that the Purchaser shall exercise reasonable efforts to coordinate such review with Magellan and to minimize disruption to Magellan's operations. Notwithstanding the foregoing, nothing herein contained shall be deemed to provide the Purchaser with the right to terminate this Agreement or any Transaction Document as a result of any such review, and the results of such review shall not be a condition to the Closing of the Transaction Documents.

                          iii.    Consents.  Magellan shall use its
                                  commercially reasonable best efforts to
                                  obtain consent to the assignment of all of the contracts assigned under Section 2.1 of the OpCo Contribution Agreement.

                          iv. No Change in Assets. Except in the ordinary course of business consistent with past practice, Magellan will not and will cause the Magellan Subsidiaries not to, in any manner which would result in a material adverse change in the Contributed Assets, Purchased Assets or Working Capital Assets
                                  (i) sell or transfer, (ii) create, incur or assume any indebtedness secured by, (iii) grant, create, incur or suffer to exist any liens, charges or encumbrances, which did not exist on the date of this Agreement, on, (iv) incur any liability or obligation (absolute, accrued or contingent), with respect to, or (v) write-down the value on the books and records of Magellan or a Magellan Subsidiary.

                          v. No Change in Constitutive Documents. No change shall be made in the Certificate or Articles of Incorporation or bylaws of Magellan or any of the Magellan Subsidiaries which would result in any representation of Magellan becoming untrue or in preventing Magellan from full performance of this Agreement and the other Transaction Documents.

                          vi. Payment and Performance of Obligations. Unless being disputed in good faith, Magellan will not fail to pay and perform in its ordinary course and consistent with past practice any and all liabilities and obligations in respect of any of the Contributed Assets as the same mature and become owing, or cause or permit any default or penalty to exist or occur under any of its contracts or commitments.

                          vii. No Amendment. Magellan will not amend, alter or terminate any agreement to which it is a party and which is to be assumed by OpCo pursuant to this Agreement other than renewals or amendments in the ordinary and regular course of the Hospitals' business.

                          viii. Changes in Material Contracts. Magellan will not, and Magellan will not permit a Magellan Subsidiary to, without the prior written consent of the Purchaser, (i) other than Material Contracts entered into in the ordinary course of business, enter into any Material Contract that will or could be binding upon OpCo or other entity operating the Hospitals and that is not terminable upon at most 30 days' notice, unless such contract will be fully performed by Magellan or a Magellan Subsidiary on or before the Closing, or (ii) amend, modify, supplement or terminate any Material Contract other than in the ordinary course of business. Any consent requested by Magellan pursuant to this subparagraph (viii) will be deemed approved if the Purchaser does not respond by written notice to Magellan within ten Business Days after written notice from Magellan.

                 t. Bridge Financing. On the Closing Date, either (i) Magellan shall provide OpCo with bridge financing for a one-year term in the amount of up to $55 million as requested by OpCo to fund its working capital needs, including funding OpCo's acquisition of existing supplies, inventory, prepaid expenses, and other Working Capital Assets (the form of the Bridge Loan Agreement is attached as Exhibit D and D-1 to the OpCo Contribution Agreement) or (ii) OpCo shall have obtained working capital financing of at least $55 million pursuant to a loan facility with a syndicate of financial institutions.

                 u. Financial Statements. Magellan shall provide to the Purchaser unaudited financial statements relating to Magellan and the business of the Hospitals as may be prepared by Magellan through the Closing Date.

                 v. Insurance Reserves. Magellan will cause Plymouth Insurance Company Ltd. ("PLYMOUTH") to maintain reserves in amounts that are reasonably actuarially adequate to cover risks insured by Plymouth associated with the operation of the business of the Hospitals.

                 w. Trade Accounts. Except for amounts disputed in good faith, Magellan will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Facilities incurred or attributable to the period prior to the Closing, and Magellan agrees to indemnify and hold the Purchaser harmless from such costs and expenses.

                 x. Services Agreements. Prior to closing, Magellan, in its capacity as a joint venturer, will or will cause any Magellan Subsidiary which is a joint venturer in any Joint Venture that owns or operates a domestic Hospital, which Joint Ventures are set forth on
                          Schedule 7.9 to the OpCo Contribution Agreement and defined in the Franchise Agreement as "Existing Joint Ventures" (a "JOINT VENTURE"), to enter into a services agreement with OpCo for each such Hospital owned or operated by a Joint Venture, pursuant to which OpCo will perform, to the extent agreed by joint venture partners, all of Magellan's obligations under the Joint Venture agreement in exchange for the payment to OpCo by Magellan of all distributions and fees paid to Magellan by or on behalf of the Joint Venture. Magellan will use its commercially reasonable best efforts to obtain the consent of Magellan's joint venture partners to the performance, by OpCo, of Magellan's obligations under the Joint Venture Agreements. Each service agreement, as referred to in this Section 7.1(x), shall be approved by the Purchaser, which approval shall not be unreasonably withheld. The services agreement(s) shall continue in effect until termination of the

                          Facilities Lease.

                 y. Third Party Consents; Further Assurances. Each of Magellan and the Purchaser shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents necessary, proper or advisable for it to effect the consummation of the transactions contemplated by the OpCo Contribution Agreement.

                 z. Employee Solicitation. Magellan will not directly or indirectly induce or attempt to influence any key employee of the Purchaser to leave such employee's position except as mutually agreed by the Purchaser and Magellan. Prior to Closing, Magellan and the Purchaser will mutually agree as to which employees will be employed by OpCo, based on the contemplated functions of OpCo, and which will be employed by Magellan, based on the contemplated services to be supplied by Magellan under the Franchise Agreement.

                 aa. Assets. Magellan agrees and covenants that, between the date hereof and the Closing Date, there will be no material change in the type of Working Capital Assets or type or amount of Contributed Assets or Purchased Assets.

                 7. Limitation on Survival of Covenants. Notwithstanding anything to the contrary contained herein, Section 7.1(v) shall not survive the Closing except to the extent set forth in the same or similar form in the OpCo Contribution Agreement.

                 8. Purchaser's Conditions Precedent to Closing. Section 8.1 of the Agreement is amended to add the following new subsections:

                 p. Purchaser shall have caused the formation of New Crescent as an entity substantially conforming to the description in Schedule 8.1(p) to the Agreement and the distribution to the public of shares of New Crescent (unless New Crescent is the operating partnership, in which case the distribution of shares will be from Crescent Corp.).

                 q. The OpCo Contribution Agreement in the form attached hereto as Exhibit A, updated to reflect any change in the name or form of organization of New Crescent (and/or Crescent Corp.), shall have been executed by New Crescent, Magellan and OpCo.

                 r. The Operating Agreement in the form attached to the OpCo Contribution Agreement as Exhibit C, updated to reflect any change in the name or form of organization of New Crescent, the names of the Directors and the source of the initial bank financing referred to therein, and with all missing information completed prior to execution thereof, shall have been executed by New Crescent and Magellan.

                 s. Unless working capital financing has been obtained from a financial institution as provided in Section 7.1(t) of the Agreement, the Bridge Loan Agreement in the form of Exhibit D and D-1 to the OpCo Contribution Agreement shall have been executed by Magellan and OpCo.

                 9. Seller's Conditions Precedent to Closing. Section 8.2 of the Agreement is amended to add the following new subsections:

                 n. Purchaser shall have caused the formation of New Crescent as an entity substantially conforming to the description in Schedule 8.1(p) to the Agreement and the distribution to the public of shares of New Crescent (unless New Crescent is the operating partnership, in which case the distribution of shares will be from Crescent Corp.).

                 o. The OpCo Contribution Agreement in the form attached hereto as Exhibit A, updated to reflect any change in the name or form of organization of New Crescent (and/or Crescent Corp.), shall have been executed by New Crescent, Magellan and OpCo.

                 p. The Operating Agreement in the form attached to the OpCo Contribution Agreement as Exhibit C, updated to reflect any change in the name or form of organization of New Crescent, the names of the Directors and the source of the initial bank financing referred to therein, and with all missing information completed prior to execution thereof, shall have been executed by New Crescent and Magellan.

                 q. The Franchise Agreement in the form of Exhibit B and B-1 to the OpCo Contribution Agreement (except that
                          (i) the "Territory" for each Franchise Owner, as such term is defined in the Franchise Agreement, shall be specified prior to execution thereof in accordance with the criteria set forth on Schedule 6.1(b) to the OpCo Contribution Agreement and as reasonably determined by Magellan with input from the individuals who have been designated to be the President and the Chairman of the Governing Board of OpCo, (ii) the identities and fees payable by each Franchise Owner shall be specified prior to execution thereof and (iii) all other missing information shall be completed prior to execution thereof and reflecting any change in the amount of the Franchise Fee thereunder as mutually agreed by the parties) shall have been executed by Magellan and, as applicable, OpCo or the appropriate subsidiary of OpCo.

                 r. The Warrant Agreement in the form of Exhibit E to the OpCo Contribution Agreement (updated to reflect any change in the name or form of organization of Crescent Corp. and with the number of shares issuable under the Warrant completed and the exercise price completed, reflecting the same premium as used to calculate the exercise price for the warrants under the Warrant Purchase Agreement, and based upon a valuation of Crescent Corp. conducted by a mutually agreed upon independent appraiser) shall have been executed by Magellan and Crescent Corp.

                 10. The following new Section is added to Article 8 of the
Agreement:

       8.4 Ownership Limitation on Purchaser. Both parties recognize that if the principal partner of the Purchaser, CEI, which is a real estate investment trust under sections 856 to 859 of the Internal Revenue Code of 1986, as amended (the "CODE") (a "REIT"), were considered to own, directly or by operation of certain attribution rules, a specified interest in OpCo and/or entities owned by OpCo which are the Tenant under the Facilities Lease, the rents to be received by the Purchaser would not constitute "rents from real property" under section 856(d) of the Code for purposes of determining CEI's compliance with certain requirements of being a REIT. Both parties agree that, notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, neither the Purchaser, nor any other entity the assets of which would be attributed to CEI for federal income tax purposes in any period during which such entity owned such assets, has the right, option, or obligation, directly or indirectly, (i) to enter into the OpCo Contribution Agreement or (ii) otherwise to own any entities constituting such Tenant, and any attempt to do so will be null and void ab initio. Both parties agree that the failure of the Purchaser to cause the formation and distribution of an entity substantially conforming to the description in Schedule 8.1(p) of the Agreement shall not be considered (i) a breach entitling Seller to enforce specific performance under Section 12.2(i) of the Agreement or (ii) a breach or a failure to use commercially reasonable best efforts entitling Seller to recover damages under the last sentence of Section 8.3 or under Section 12.2(ii) of the Agreement, but only if such failure by the Purchaser occurs in reliance upon an opinion of Shaw, Pittman, Potts & Trowbridge to the Purchaser that, if the Purchaser were to form and distribute an entity substantially conforming to the description in Schedule 8.1(p) of the Agreement, the rents to be received by the Purchaser would likely not constitute "rents from real property" or if such formation and distribution would likely expose the Purchaser to a tax exceeding $10 million under section 857(b)(5) of the Internal Revenue Code of 1986, as amended.

                 11. Continuation of Agreement. The Agreement shall continue in full force and effect as modified hereby. In the event of any conflicts or inconsistencies between this Amendment (including all exhibits and Schedules attached hereto) and the Agreement, the provisions of this Amendment shall control.

                 12. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatories thereto and hereto were upon the same instrument. Signatures may be transmitted by facsimile and will be accepted and considered effective as long as such signatures are followed up with signature pages with original signatures within two (2) business days thereafter.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto effective as of the date first above written.


                               CRESCENT REAL ESTATE EQUITIES
                               LIMITED PARTNERSHIP, a Delaware limited
                               partnership

                                   By:  Crescent Real Estate Equities, Ltd.,
                                        a Delaware corporation,
                                        its sole general partner

                                        By: /s/ DALLAS B. LUCAS
                                           ---------------------------------
                                        Name:   Dallas B. Lucas
                                             -------------------------------
                                        Title:  Chief Financial Officer
                                              ------------------------------

                               MAGELLAN HEALTH SERVICES, INC.,
                               a Delaware corporation

                               By: /s/ CRAIG MCKNIGHT
                                  ------------------------------------------
                               Name:   Craig McKnight
                                    ----------------------------------------
                               Title:  Executive Vice President/ CFO
                                     ---------------------------------------

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                 Form of OpCo Contribution Agreement

Schedule 8.1(p)           Structure of New Crescent

                                                                       EXHIBIT A



                             CONTRIBUTION AGREEMENT



       This CONTRIBUTION AGREEMENT, dated as of _________, 1997 (the "AGREEMENT"), is entered into by and among Magellan Health Services, Inc., a Delaware corporation ("MAGELLAN"), Crescent [OPPORTUNITY LIMITED PARTNERSHIP], a [DELAWARE] limited partnership or [CRESCENT CORP.] ("CRESCENT"), and Charter Behavioral Health Systems, LLC, formed under the laws of the State of Delaware ("OPCO").

       WHEREAS, Magellan and Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CREELP"), have entered into a Real Estate Purchase and Sale Agreement dated January 29, 1997, as amended by the First Amendment to Real Estate Purchase and Sale Agreement dated as of February 28, 1997 ("REAL ESTATE PURCHASE AND SALE AGREEMENT"), pursuant to which Magellan has agreed to cause certain of its subsidiaries listed on Exhibit A to the Real Estate Purchase and Sale Agreement to sell to CREELP, and CREELP has agreed to purchase from those subsidiaries, certain of the real property, related improvements, furniture, equipment and fixtures owned by those subsidiaries (the "FACILITIES") and used in the operation of Magellan's acute care psychiatric hospitals;

       WHEREAS, Magellan and Crescent desire to operate and maintain OpCo to
(i) operate the Facilities and certain leased facilities (together, the "HOSPITALS"); and (ii) engage in the business of hospital-based behavioral healthcare using OpCo as the operating entity;

       WHEREAS, it is a condition to the consummation of the Real Estate Purchase and Sale Agreement and the other Transaction Documents (as defined in the Real Estate Purchase and Sale Agreement) that Magellan cause its subsidiaries listed on Exhibit A to this Agreement (each a "MAGELLAN SUBSIDIARY" and together the "MAGELLAN SUBSIDIARIES") to contribute certain assets to OpCo, and that Crescent contribute certain assets to OpCo, in exchange for all of the interests in OpCo (the "CONTRIBUTION");

       WHEREAS, upon closing of the transactions contemplated by this Agreement and the Real Estate Purchase and Sale Agreement, (i) OpCo and Magellan will enter into that certain Franchise Agreement, attached as Exhibit B to this Agreement (the "FRANCHISE AGREEMENT") and will cause each OpCo Subsidiary (as hereafter defined) to enter into that certain Franchise Agreement attached as Exhibit B-1 (the "SUBSIDIARY FRANCHISE AGREEMENT" and, collectively with the Master Franchise Agreement, the "FRANCHISE AGREEMENT"), (ii) Magellan and Crescent will enter into that certain Operating Agreement of OpCo attached as Exhibit C to this Agreement (the "OPCO LLC AGREEMENT"), and (iii) unless financing is provided by a financial institution, OpCo and Magellan will enter into that certain Bridge Loan and Security Agreement and Promissory Note attached as Exhibits D and D-1 to this Agreement (the "BRIDGE LOAN AGREEMENT");

       WHEREAS, in connection therewith, Crescent [OPPORTUNITY CORP.,] a [DELAWARE] corporation ("CRESCENT CORP.") and Magellan also will enter into that certain Warrant Purchase Agreement, attached as Exhibit E to this Agreement (the "WARRANT AGREEMENT");

                               A G R E E M E N T:

       In consideration of the mutual covenants contained in this Agreement the parties agree as follows:


                                   SECTION 1.

                                  DEFINITIONS

       1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

       "BUSINESS" shall mean the business of the operation of an acute care psychiatric hospital, part of an acute care general hospital operating an acute care psychiatric unit, a behavioral healthcare residential treatment center, a part of a facility operating a behavioral healthcare residential treatment center, or other similar facility providing 24-hour behavioral healthcare, and the delivery of behavioral healthcare from such facility and other affiliated facilities; such behavioral healthcare to include inpatient hospitalization, partial hospitalization programs, outpatient therapy, intensive outpatient therapy, ambulatory detoxification, behavioral modification programs and related services.

       "CONTRIBUTION DATE" shall mean the moment in time immediately prior to the Closing Date.

       1.2 OTHER DEFINED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Real Estate Purchase and Sale Agreement.


                                   SECTION 2.

                                  CONTRIBUTION

       2.1 CONTRIBUTION OF ASSETS RELATING TO THE HOSPITALS BY MAGELLAN. On the Contribution Date, on the terms and subject to the conditions set forth in this Agreement, and in consideration for a 50% interest in OpCo, Magellan will cause the relevant Magellan Subsidiary to (either directly or through Magellan) contribute or assign to OpCo or a relevant, wholly owned subsidiary of OpCo (an "OPCO SUBSIDIARY") all of such Magellan Subsidiary's right, title and interest in the following assets (the "CONTRIBUTED ASSETS") related to the Hospitals:

         (a)     All patient medical records;

         (b) All licenses and permits used in the operation of the Hospitals, to the extent that such licenses and permits are transferable;

         (c) All of the leasehold interests held by any Magellan Subsidiary as lessee, in real or personal property including, but not limited to:

                 (i) the leasehold interests in those Hospitals set forth on Schedule 2.1(c)(i) and

                 (ii) the leasehold interests in the medical office buildings set forth on Schedule 2.1(c)(ii);

         (d) All of the furniture, fixtures equipment and leasehold improvements owned by Magellan or a Magellan Subsidiary and located at a Hospital set forth on Schedule 2.1(c)(i) or a medical office building set forth on Schedule 2.1(c)(ii);

         (e) All contracts with physicians and other healthcare professionals;

         (f) All operating, service, maintenance and loaned employee contracts;

         (g) All payor contracts including but not limited to contracts with employers, health maintenance organizations, preferred provider organizations, managed care companies, and insurance companies but excluding all national and regional contracts with vendors and payors, the benefits of which will be provided to OpCo by Magellan pursuant to the Franchise Agreement;

         (h)     The employment contract between Magellan and John M.
DeStefanis;

         (i)     The stock of Charter Medical Executive Corporation ("CMEC");
and

         (j)     Employment files and records.

         2.2 EXCLUDED ASSETS. Magellan and Crescent expressly understand and agree that neither Magellan nor any Magellan Subsidiary is conveying or contributing to OpCo or any OpCo Subsidiary pursuant to Section 2.1 any of the following assets, rights or properties or any assets which are not used in the conduct of the business of the Hospitals (the "EXCLUDED ASSETS"):

         (a)     Supplies and inventory relating to the Hospitals;

         (b)     Notes receivable relating to the Hospitals;

         (c)     Prepaid assets relating to the Hospitals;

         (d)     Prepaid expenses relating to the Hospitals;

         (e) Lease deposits paid by either Magellan or any Magellan Subsidiary as tenant in any lease relating to the Hospitals;

         (f)     Utility deposits relating to the Hospitals;

         (g)     Cash held in escrow accounts relating to the Hospitals;

         (h) The capital stock of any subsidiary of Magellan (other than CMEC) or Magellan's interest in any joint venture including but not limited to the joint ventures set forth on Schedule 2.2(h);

         (i) Corporate seals, minute books, stock ledgers or other books and records pertaining to the organization, issuance of stock and capitalization of the Magellan Subsidiaries;

         (j) All rights, properties, and assets used by Magellan primarily in a business other than the Business and not reasonably necessary for the operation of the Business;

         (k) All rights, properties, and assets that shall have been transferred or disposed of by Magellan or any of its subsidiaries prior to the date of this Agreement or prior to Closing in the ordinary course of business;

         (l) Trademarks, trade names (including the "Charter" name), corporate names and logos owned by Magellan and any of its subsidiaries;

         (m) All real estate, furniture, fixtures and equipment to be transferred to Crescent under the Real Estate Purchase and Sale Agreement;

         (n)     Any deferred tax asset of a Magellan Subsidiary at the Closing
Date;

         (o) The Cocoon System (as defined in the Franchise Agreement) including but not limited to all treatment protocols, written or unwritten, and future improvements and modifications, whether made by Magellan, a Magellan Subsidiary, OpCo or an OpCo Franchisee as defined in the Franchise Agreement;

         (p) Policy and procedure manuals, written or unwritten, and future improvements and modifications to such manuals, whether made by Magellan, a Magellan Subsidiary, OpCo or an OpCo Subsidiary;

         (q) All cash, cash equivalents, short-term investments, marketable securities, and accounts receivable of Magellan and each Magellan Subsidiary;

         (r)     Patient related software systems;

         (s)     TRIMS system;

         (t)     Purchasing/ordering systems;

         (u)     Accounting systems;

         (v)     Call center system;

         (w)     Intellectual property rights;

         (x) Tax refunds, cost report adjustments and settlements relating to periods prior to the Closing Date and liabilities or assets related to depreciation recapture relating to periods prior to the Closing Date;

         (y)     Disproportionate Share Payments; and

         (z) Assets (including business records) required in order to provide the services to be provided by Magellan pursuant to the Franchise Agreement.

         2.3 ASSUMED OBLIGATIONS. Magellan and Crescent expressly understand and agree that all of the debts, obligations, duties and liabilities, liquidated or unliquidated, contingent or fixed, relating to or arising out of the operation of the Hospitals and the business of OpCo after the Closing (as well as those in subsections (c) and (d) below) but excluding each and every liability and obligation for which Magellan has agreed to indemnify OpCo pursuant to Section 8 of this Agreement (the "ASSUMED OBLIGATIONS") shall be assumed by OpCo as of the Contribution Date regardless of whether such liabilities are accrued on the books of Magellan or a Magellan Subsidiary, (or OpCo shall otherwise be responsible for such debts, liabilities, duties and liabilities), including, without limitation, the following:

         (a) All such liabilities and obligations relating to the Contributed Assets;

         (b) All such liabilities and obligations relating to the Purchased Assets (as hereafter defined);

         (c) All liabilities and obligations relating to paid days off and accrued vacation arising prior to the Contribution Date;

         (d) All liabilities and obligations relating to sick days arising prior to the Contribution Date;

         (e) All such liabilities and obligations (excluding any payment obligations) arising from the Consent Decrees and Settlements listed on
Schedule 6.1(p) to the Real Estate Purchase and Sale Agreement;

         (f) All such liabilities and obligations arising from OpCo's participation in the contracts excluded from Section 2.1(f); and

         (g) All such liabilities and obligations related to software sublicensed to OpCo pursuant to the Franchise Agreement which are licensed from third parties.

         2.4 EXCLUDED LIABILITIES. Any and all liabilities of Magellan or a Magellan Subsidiary arising prior to the Closing, except as set forth in
Section 2.3(c) and (d) (the "EXCLUDED LIABILITIES"), shall not be assumed by OpCo and shall remain the liabilities and obligations of Magellan or the relevant Magellan Subsidiary except to the extent covered by insurance, subject to Section 8.1. Without limiting the effect of the foregoing, the term "Excluded Liabilities" includes the following liabilities which arose or were incurred prior to the Closing:

         (a) Any liability or obligation in respect of any federal, state, local, foreign or other tax, levy, assessment or other governmental charge, including, without limitation, income, business, occupation, franchise, property, payroll, personal property, sales, transfer, employment, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith;

         (b) Any liability (to the extent not covered by insurance) arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, arising from the ownership or operation of the Hospitals or the services performed by Magellan or any of its subsidiaries prior to the Closing;

         (c) The charges and taxes which Magellan has agreed to pay pursuant to Section 9.1 of this Agreement;

         (d) Adjustments or refunds of payments required by Medicare, Medicaid or any other payor as a result of payments prior to the Contribution Date; and

         (e) Fines or penalties assessed and arising out of activities occurring prior to the Contribution Date.

         2.5 CONTRIBUTION OF CASH BY CRESCENT. On the Contribution Date, on the terms and subject to the conditions set forth in this Agreement and in consideration for a 50% interest in

OpCo, Crescent shall contribute to OpCo cash in the amount of $5.0 million (the "CRESCENT CONTRIBUTION"), which is equal to the purchase price of the Purchased Assets (as defined below).

                                   SECTION 3.

                       PURCHASE OF CERTAIN ASSETS BY OPCO

         3.1 ASSET PURCHASE. On the Closing Date, OpCo shall purchase from Charter Medical Information Systems ("CMIS") the assets of CMIS listed on the computer printout (the "PURCHASED ASSETS") delivered by Magellan to Crescent on the date hereof, which computer printout is separately bound.

         3.2 PURCHASE OF WORKING CAPITAL. On the Closing Date, OpCo shall purchase (with payment to be made within two business days of purchase) from the Magellan Subsidiaries the following assets (the "WORKING CAPITAL ASSETS") relating to or used in the Hospitals and as the same exist on the Closing Date:

         (a)     Supplies and inventory relating to the Hospitals;

         (b)     Notes receivable relating to the Hospitals;

         (c)     Prepaid assets relating to the Hospitals;

         (d)     Prepaid expenses relating to the Hospitals;

         (e) Lease deposits paid by either Magellan or any Magellan Subsidiary as tenant in any lease relating to the Hospitals; and

         (f)     Utility deposits relating to the Hospitals.

         3.3 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets is $5.0 million, and for the Working Capital Assets is $8.0 million (in the aggregate, the "PURCHASE PRICE"). On the Closing Date, OpCo shall pay to Magellan or its designated subsidiary cash equal to $5.0 million, with payment for the Working Capital Assets to be made within two business days of the Closing Date from the proceeds of the financing contemplated by Section 7.4.

         3.4 POST-CLOSING ADJUSTMENT. Within sixty (60) days after the Closing Date, Magellan shall deliver to OpCo a statement (the "STATEMENT") setting forth the net book value of the Working Capital Assets as of the Closing Date, together with appropriate supporting information. The net book value of the Working Capital Assets shall be calculated from the books and records of Magellan, in accordance with past practice. OpCo shall have thirty
(30) days to deliver to Magellan any objections ("OBJECTIONS") it has to the Statement. If OpCo does not submit any such Objections, the Statement shall become final. If OpCo does deliver any Objections, Magellan and OpCo shall negotiate in good faith to resolve the Objections as promptly as practical. In the event Magellan and OpCo are unable to resolve the Objections within thirty (30) days after such Objections are delivered to Magellan, the matter shall be referred to Arthur Andersen LLP for final resolution of the Objections, which resolution shall be binding upon the parties. Arthur Andersen LLP shall resolve the Objections as promptly as practical, but in any event within forty-five (45) days. If at any time the Objections to the Statement are resolved in any manner set forth above, the Statement shall become final (the "FINAL STATEMENT"). If the Final Statement shows that the amount of Working Capital Assets as of the Closing Date are less than $8.0 million (the difference, the "SHORTFALL"), Magellan shall promptly pay OpCo the amount of the Shortfall. If the Final Statement shows that the Working Capital Assets as of the Closing Date are greater than $8.0 million (the "SURPLUS"), OpCo shall promptly pay Magellan the amount of the Surplus.


                                   SECTION 4.

                           CONSIDERATION AND CLOSING

         4.1 AMOUNT AND FORM OF CONSIDERATION. On the Closing Date (i) in consideration of Magellan's transfer and contribution of the Contributed Assets to OpCo, OpCo shall deliver to Magellan fifty percent (50%) of the issued and outstanding capital equity interests in OpCo (the "MAGELLAN INTEREST"), and
(ii) in consideration of Crescent's transfer and contribution of the Crescent Contribution to OpCo, OpCo shall deliver to Crescent fifty percent (50%) of the issued and outstanding capital equity interests in OpCo (the "CRESCENT INTEREST").

         4.2     THE CLOSING.

         (a) The Contribution shall occur on the date, at the time and place, and subject to the conditions set forth in the Real Estate Purchase and Sale Agreement and herein.

         (b) On the Closing Date, Magellan, Crescent, OpCo and each OpCo Subsidiary (as applicable) shall execute and deliver the following documents:

                 (i)     the OpCo LLC Agreement;

                 (ii)    the Franchise Agreement;

                 (iii) subject to Section 7.1(t) of the Real Estate Purchase and Sale Agreement, the Bridge Loan Agreement;

                 (iv)    the Warrant Agreement;

                 (v) subject to obtaining any required consent, assignments of the contracts and leases included in the Contributed Assets, the Purchased Assets and the Working Capital Assets; and

                 (vi) such other instruments and documents, in form and substance reasonably acceptable to Magellan and Crescent, as may be necessary to effect the closing of the transactions contemplated by this Agreement or to evidence the Contribution.

         (c) On the Closing Date, Magellan shall execute and deliver to OpCo the following:

                 (i) Assignments, bills of sale or other documents or instruments of transfer to transfer to OpCo all tangible and intangible personal property included in the Contributed Assets, the Purchased Assets and the Working Capital Assets (which documents shall include a general warranty to title of such assets except for those assets which are leased, purchased on an installment basis or encumbered by an Assumed Obligation);

                 (ii) Such instruments of assumption and other instruments or documents as may be necessary to effect OpCo's assumption of the Assumed Obligations; and

                 (iii) Such other instruments or documents as may be necessary to effect the closing of the transactions contemplated by this Agreement.

         (d) At the closing, Crescent shall deliver by wire transfer, to an account number designated by OpCo, the Crescent Contribution in immediately available funds.


                                   SECTION 5.

                         REPRESENTATIONS AND WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF MAGELLAN. Magellan represents and warrants to OpCo, as of the date hereof as follows:

         (a) ORGANIZATION AND POWER. Magellan and the Magellan Subsidiaries are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of their respective states of incorporation or formation, with power and authority to conduct the businesses in which they are engaged, to lease and own the properties leased or owned by them and to enter into and perform their obligations under this Agreement. Each of Magellan and the Magellan Subsidiaries is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where each of them is required to be so qualified, except where the failure to so qualify would not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

         (b) AUTHORIZATION. The execution and delivery of this Agreement by Magellan and the Magellan Subsidiaries, the performance by Magellan and the Magellan Subsidiaries of all obligations under this Agreement and the sale and delivery of the Contributed Assets, the Purchased Assets and the Working Capital Assets have been duly authorized by all necessary corporate action on the part of Magellan and the Magellan Subsidiaries. This Agreement has been duly executed and delivered by Magellan and the Magellan Subsidiaries and constitutes the legal, valid and binding obligation of each of them, enforceable against each of Magellan and the Magellan Subsidiaries in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

         (c) NO VIOLATION. The execution and delivery of this Agreement by Magellan and the Magellan Subsidiaries, and the consummation by Magellan and the Magellan Subsidiaries of the transactions contemplated in this Agreement will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate or Articles of Incorporation or Bylaws of Magellan or any Magellan Subsidiary, (ii) except as set forth on
Schedule 5.1(c), any material instrument, contract or other agreement to which Magellan or any Magellan Subsidiary is a party or by which Magellan or any Magellan Subsidiary is bound, (iii) any material provision of law, statute, rule or regulation of any court or governmental authority to which Magellan or any Magellan Subsidiary is subject (assuming applicable approvals and consents in Schedule 5.1(d) are obtained), or (iv) except as set forth on Schedule 5.1(c), any judgment, decree, franchise, order, license or permit applicable to Magellan or any Magellan Subsidiary, except where such conflict, breach, violation or default would not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

         (d) CONSENTS. Except as set forth in Schedule 5.1(d), no material consent, approval, license or authorization of any third party, governmental agency, commission, board or public authority is required in connection with the execution, delivery and performance of this Agreement by Magellan or any Magellan subsidiary.

         (e) INSURANCE. A complete and accurate schedule of all insurance policies (including a statement of policy limits and deductibles) held by Magellan and the Magellan Subsidiaries relating to the Hospitals or the Business now in force, including, without limitation, malpractice, public liability, property damage and workers compensation or other coverage, has been made available to Crescent. All insurance policies remain in full force and effect except where such failure to remain in full force and effect will not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

         (f) LITIGATION. Except as set forth in Schedule 5.1(f), there are no lawsuits, proceedings, actions, arbitrations, claims or governmental investigations, inquiries or proceedings pending or, to the knowledge of Magellan, threatened, against Magellan or any Magellan Subsidiary seeking damages for an amount in excess of $1 million, and there is no action, suit or proceeding by any person or agency pending or, to the knowledge of Magellan, threatened which questions the legality or validity of the transactions contemplated hereby.

         (g) LICENSES, ACCREDITATION AND THIRD-PARTY PAYORS. Magellan and the Magellan Subsidiaries hold all licenses, permits, registrations, approvals, certificates, contracts, consents, accreditations, approvals and franchises ("LICENSES AND PERMITS") necessary to own or lease the Contributed Assets and to conduct and operate the Hospitals in the manner presently operated and for participation in the Medicare and Medicaid reimbursement programs, including, without limitation, all licenses, certificates of need and permits required by the state in which they operate and by all other appropriate health care facility licensing agencies, federal, state, county or local governmental authorities and regulatory agencies, except where the failure to hold such Licenses and Permits would not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

         (h) THE BUSINESS. Upon transfer to OpCo of the Contributed Assets, the Purchased Assets and the Working Capital Assets, and consummation of the transactions contemplated by the other Transactional Documents, (i) OpCo will have or, through the Franchise Agreement, will have access to all tangible and intangible assets and all personnel reasonably necessary to conduct a business that is substantially the same as and that operates in accordance with the same standards of operation as the business of the Hospitals prior to the Closing, and (ii) OpCo will have the means to provide the services specified in
Section 7.9.

         (i) CONTRACTS. Schedule 5.1(i) contains a listing of all contracts or series of related contracts which are material to the business of the Hospitals, taken as a whole ("MATERIAL CONTRACTS"), including all amendments, modifications and side letters thereto, currently in existence. With respect to each Material Contract, neither Magellan nor any Magellan Subsidiary has received a notice of termination, has sent a notice of termination, is in default, or has any knowledge that any other party to such Material Contracts is in default thereunder.

         (j) NO OTHER OWNED HOSPITALS. Except as described on Schedule 5.1(j), no Magellan Subsidiary owns or operates any Hospital other than the Hospitals operated using the assets which are being contributed or sold pursuant to this Agreement.

         (k) FINANCIAL STATEMENTS. All books and records relating to operating income and expenses of the Hospitals made available to CREELP or Crescent by Magellan were and shall be those maintained by Magellan in regard to the Hospitals in the normal course of business. The audited Financial Statements as of and for the year ended September 30, 1996 (the "1996 FINANCIAL STATEMENTS") furnished by Magellan to CREELP as a part of Magellan's Deliveries (as defined in the Real Estate Purchase and Sale Agreement) have been prepared from the books and records of Magellan in the ordinary course of business and present fairly in all material respects the results of operations of Magellan for the periods then ended and the financial condition of Magellan as of the date of the 1996 Financial Statements.

         (l) NO MATERIAL ADVERSE CHANGE. Since the date of Magellan's 1996 Financial Statements, there has been no material adverse change in the business or results of operations of

Magellan and the Magellan Subsidiaries taken as a whole or the business of the Hospitals taken as a whole.

         (m) SEC REPORTS. The periodic reports filed by Magellan with the Securities and Exchange Commission with respect to Magellan's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (n) COMPLIANCE WITH LAWS. Magellan has delivered to Crescent or CREELP a draft dated __________, 1997 ("Proxy Statement") of its proxy statement to shareholders for its Annual Meeting of Shareholders at which, among other matters, shareholders of Magellan will consider and vote on the transactions which are the subject of the Transaction Documents. Except as described in the Proxy Statement, or in documents filed with the Securities and Exchange Commission pursuant to applicable law, Magellan is not aware of any material risk that Magellan is, in the conduct of the Business prior to the closing of the transactions contemplated by the Transaction Documents or that OpCo will be, in the conduct of the Business after the closing of the transactions contemplated by the Transaction Documents, in violation of any applicable federal law specifically designed to regulate the healthcare industry, which violation will have a material adverse effect on Magellan or OpCo.

         5.2 REPRESENTATIONS AND WARRANTIES OF CRESCENT. Crescent hereby represents and warrants to OpCo as follows:

         (a) AUTHORIZATIONS, ETC. The execution and delivery of this Agreement by Crescent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Crescent, including its General Partner. This Agreement has been duly executed and delivered by Crescent and constitutes the valid and binding obligation of Crescent, enforceable against Crescent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws of affecting creditor's rights generally.

         (b) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation by Crescent of the transactions contemplated hereby will conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) organizational documents, including the Partnership Agreement of Crescent, (ii) any material instrument, contract or other agreement to which Crescent is a party or by which Crescent is bound,
(iii) any material provision of law, statute, rule or regulation of any court or governmental authority to which Crescent is subject, including any provision relating to the status of Crescent Real Estate Equities Company ("CEI") as a real estate investment trust, or (iv) any judgment, decree, franchise, order, license or permit applicable to Crescent, except where such conflict, breach, violation or default would not have a material adverse effect on Crescent.

         (c) CONSENTS. Except as set forth in Schedule 5.2(c), no material consent, approval, license or authorization of any third party, governmental agency, commission, board or public authority is required in connection with the execution, delivery and performance of this Agreement by Crescent.

         (d) SEC REPORTS. The periodic reports filed by CEI with the Securities and Exchange Commission with respect to CEI's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                                   SECTION 6.

                             CONDITIONS TO CLOSING

         6.1 PRE-CLOSING CONDITIONS. The consummation of the transactions contemplated by this Agreement by each party is subject to satisfaction of the following conditions, as applicable:

         (a) Satisfaction of all of the conditions to closing set forth in the Real Estate Purchase and Sale Agreement;

         (b) Execution of the Franchise Agreement in the form of Exhibit B and B-1 hereto (except that (i) the "Territory" for each Franchise Owner (as defined in the Franchise Agreement) shall be specified prior to execution thereof in accordance with the criteria set forth on Schedule 6.1(b) and as reasonably determined by Magellan with input from the individuals who have been designated to be the President and the Chairman of the Governing Board of OpCo,
(ii) the identities and fees payable by each Franchise Owner shall be specified prior to execution thereof and (iii) all other missing information shall be completed prior to execution thereof and reflecting any change in the amount of the Franchise Fee thereunder as mutually agreed by the parties);

         (c) Execution of the OpCo L.L.C. Agreement in the form of Exhibit C hereto, updated to reflect any change in the name or form of organization of Crescent, the names of the Directors and the source of the initial bank financing referred to therein and with all missing information completed prior to execution thereof;

         (d) Unless working capital financing has been obtained from a financial institution as provided in Section 7.1(t) of the Real Estate Purchase and Sale Agreement, execution of the Bridge Loan Agreement in the form of Exhibit D and D-1;

         (e) Execution of the Warrant Agreement in the form of Exhibit E hereto (updated to reflect any change in the name or form of organization of Crescent Corp. and with the number of shares issuable under the Warrant completed and the exercise price completed, reflecting the same premium as used to calculate the exercise price for the warrants under the Magellan Warrant Agreement, and based upon a valuation of Crescent Corp. conducted by a mutually agreed upon independent appraiser); and

         (f) The truth and accuracy in all material respects of the representations and warranties made herein and compliance in all material respects with all covenants and the delivery by each party of an officer's certificate so stating.

         6.2 FAILURE OF CONDITIONS. If any condition described in subsections (a) - (f) of Section 6.1 is not satisfied by the Closing Date, Crescent shall have the right to terminate this Agreement by giving written notice of such action to Magellan and Magellan shall have the right to terminate by giving written notice to Crescent. Upon delivery of any such termination notice, this Agreement shall terminate, and all rights and obligations of the parties hereunder shall be released and discharged, except that Magellan, on the one hand, and Crescent, on the other hand, shall each remain liable to the other for all damages suffered by the other if the unsatisfied condition was due to a breach by one party of any of the covenants, obligations, representations or warranties of such party in this Agreement or any other failure by such party to use its commercially reasonable best efforts to satisfy conditions precedent to Closing that are within the control of such party to satisfy.


                                   SECTION 7.

                            COVENANTS AND AGREEMENTS

       Magellan covenants and agrees, and will cause each Magellan Subsidiary to covenant and agree, and, as applicable, Crescent and OpCo covenant and agree as follows:

         7.1 UNLISTED ASSETS. To the extent that, subsequent to Closing, an asset or right that is used in the conduct of the business of the Hospitals prior to Closing and that was not listed as a Contributed Asset, Purchased Asset, Working Capital Asset or an Excluded Asset is discovered to exist, either such asset or right shall be conveyed to OpCo without charge or OpCo shall receive the benefits of ownership of such asset through the Franchise Agreement at no additional charge (except to the extent that the asset results in an increase in franchise fees due to the gross revenue component of the franchise fees);

         7.2 ASSIGNMENT OR TRANSFER OF CONTRIBUTED ASSETS. To the extent that any of the Contributed Assets cannot be assigned or otherwise transferred to OpCo, Magellan will use its commercially reasonable best efforts to create an alternative structure that will provide OpCo with substantially the same rights, and produce substantially the same economic effect, as that which would have been provided or produced if the Contributed Assets had been transferred or assigned.

       7.3 PARTIES' COMMERCIALLY REASONABLE BEST EFFORTS. Magellan and Crescent agree to use their commercially reasonable best efforts to cause all their covenants and agreements and all conditions precedent to the consummation of the Transactions contemplated by this Agreement to be performed, satisfied and fulfilled.

         7.4 INSURANCE RESERVES. Magellan will cause Plymouth Insurance Company Ltd. ("PLYMOUTH") to maintain reserves in amounts that are reasonably actuarially adequate to cover risks insured by Plymouth associated with the operation of the business of the Hospitals.

         7.5 ACCOUNTS RECEIVABLE. OpCo shall pay to Magellan all amounts actually received by OpCo in payment of receivables relating to the business of the Hospitals, which receivables were existing as of (or accrued prior to) the Closing Date, in exchange for a fee payable to OpCo by Magellan equal to 5% of receivables collected by OpCo and received by OpCo or Magellan. The receivables will be collected in accordance with the procedures (including the level of effort to be expended) established by Charter Behavioral Health Systems, Inc. prior to the Closing Date and disclosed to OpCo in writing on or before the Closing Date. Any receivables remaining uncollected 120 days or more after the Closing Date will be turned over to Magellan at its request and OpCo shall have no further obligations as to such receivables but will continue collection efforts for all receivables not so delivered to Magellan.

         7.6 BROKERS. Each party represents and warrants to the other that it has not engaged, dealt with or otherwise discussed this Agreement or the Transactions with any broker, agent or finder.

         7.7 SPECIFIC PERFORMANCE. The parties acknowledge and agree that their respective rights and obligations that will arise out of this Agreement are unique and irreplaceable, and that the failure of either party to perform its obligations under this Agreement or any of the Transaction Documents would result in damage to the other party that could not be adequately compensated by a monetary award. Subject to Section 8.4 of the Real Estate Purchase and Sale Agreement but notwithstanding anything else to the contrary, the parties therefore agree that if either party fails to perform its obligations hereunder or with respect to any of the Transaction Documents, the other party may, in addition to all other remedies, seek an order of specific performance from a court of appropriate jurisdiction.

         7.8     THIRD PARTY CONSENTS; FURTHER ASSURANCES.

         (a) If any party shall fail to obtain any third party consent necessary, proper or advisable to effect the consummation of the Contribution, the purchase of the Purchased Assets or the purchase of the Working Capital Assets, such party shall use all commercially reasonable best efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon OpCo's business resulting, or that could reasonably be expected to result after the date hereof, from the failure to obtain such consent.

         (b) In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement.

         7.9 SERVICES AGREEMENTS. Prior to closing, Magellan, in its capacity as a joint venturer, will or will cause any Magellan Subsidiary which is a joint venturer in any Joint Venture that owns or operates a domestic Hospital, which Joint Ventures are set forth on Schedule 7.9 and defined in the Franchise Agreement as "Existing Joint Ventures" (a "JOINT VENTURE"), to enter into a services agreement with OpCo for each such Hospital owned or operated by a Joint Venture, pursuant to which OpCo will perform, to the extent agreed by joint venture partners, all of Magellan's obligations under the Joint Venture agreement in exchange for the payment to OpCo by Magellan of all distributions and fees paid to Magellan by or on behalf of the Joint Venture. Magellan will use its commercially reasonable best efforts to obtain the consent of Magellan's joint venture partners to the performance, by OpCo, of Magellan's obligations under the Joint Venture Agreements. Each service agreement, as referred to in this Section 7.9, shall be approved by Crescent, which approval shall not be unreasonably withheld. The services agreement(s) shall continue in effect until termination of the Facilities Lease.

         7.10 EMPLOYEE BENEFITS. The parties agree to establish employee benefit plans for the employees of OpCo providing for overall benefits in an amount similar to the benefits provided by the employee benefit plans in effect on the date hereof at Magellan and the Magellan Subsidiaries.

         7.11 TITLE TO PROPERTY. Magellan and the Magellan Subsidiaries shall convey at the Closing pursuant to the form of bill of sale attached as
Exhibit I to the Real Estate Purchase and Sale Agreement, (i) good and marketable title to the Contributed Assets, the Purchased Assets and the Working Capital Assets (to OpCo or such OpCo Subsidiary as OpCo directs) owned by Magellan or a Magellan Subsidiary, subject to no liens, encumbrances or material claims whatsoever, except for the Assumed Obligations and except for any liens, encumbrances and claims related to the purchase of property on an installment basis in the ordinary course of business, and (ii) all of their rights and interest in the Contributed Assets, the Purchased Assets, and the Working Capital Assets leased by Magellan or a Magellan Subsidiary.

         7.12 RIGHT TO INSPECT. Magellan shall grant OpCo the right to inspect any and all business records retained by Magellan pursuant to Section 2.2(z) during reasonable business hours and upon reasonable prior notice. OpCo shall grant Magellan access to any business records transferred to OpCo during reasonable business hours and upon reasonable prior notice.

                                   SECTION 8.

                                INDEMNIFICATION

         8.1 INDEMNIFICATION OBLIGATIONS OF MAGELLAN. Magellan shall indemnify and hold harmless OpCo and its subsidiaries and affiliates, each of their respective officers, directors, partners, employees, agents and representatives and each of the permitted successors and assigns of any of the foregoing (collectively, the "OPCO INDEMNIFIED PARTIES") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (collectively, "CLAIMS AND DAMAGES") arising out of or relating to (i) any breach of any representation, warranty, covenant, agreement or undertaking made by Magellan in this Agreement or in any certificate, agreement, exhibit or schedule delivered pursuant to this Agreement, or (ii) the ownership, lease or operation of the Hospitals and attributable to events arising prior to the Closing (including claims made after Closing related to events occurring prior to Closing) other than Assumed Liabilities or liabilities to the extent they are covered by existing insurance, provided, however, that if the insurer does not pay insured amounts under the terms of the policies, Magellan shall indemnify the OpCo Indemnified Parties for such debts, liabilities and obligations. The Claims and Damages of the OpCo Indemnified Parties described in this Section
8.1 as to which the OpCo Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "OPCO LOSSES." Notwithstanding anything to the contrary contained herein, Magellan's indemnity obligations hereunder will not extend to claims arising out of willful misconduct or fraud of OpCo.

         8.2 INDEMNIFICATION OBLIGATIONS OF OPCO. OpCo shall indemnify and hold harmless Magellan and its subsidiaries and affiliates and each of their respective officers, directors, partners, employees, agents and representatives and each of the permitted successors and assigns of any of the foregoing (collectively, the "MAGELLAN INDEMNIFIED PARTIES") from, against and in respect of any and all Claims and Damages arising out of or relating to any debts, liabilities and obligations relating to (i) the ownership, lease or operation of the Hospitals and attributable to events which arise after the Closing or (ii) the Assumed Obligations. The Claims and Damages of the Magellan Indemnified Parties described in this Section 8.2 as to which the Magellan Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "MAGELLAN LOSSES." Notwithstanding anything to the contrary contained herein, OpCo's indemnity obligations hereunder will not extend to claims arising out of willful misconduct or fraud of Magellan.

         8.3     INDEMNIFICATION PROCEDURE.

         (a) Promptly after receipt by an OpCo Indemnified Party or a Magellan Indemnified Party (each an "INDEMNIFIED PARTY") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify OpCo, if the Indemnified Party is a

Magellan Indemnified Party, or Magellan, if the Indemnified Party is a OpCo Indemnified Party (the "INDEMNIFYING PARTY"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have under this Agreement with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense.
The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining and to cooperate in good faith with the Indemnifying Party or the Indemnified Party, as the case may be, with respect to the defense of any such action.

         (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

         (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate

Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         (d) LIABILITY LIMITS. To the extent any claim for OpCo Losses against Magellan is based upon the alleged inaccuracy of any representation or warranty contained in Article 5 of this Agreement, then, for a period beginning on the Closing Date and ending two years later, Magellan shall only be liable for such OpCo Losses solely to the extent that any such OpCo Losses exceed in the aggregate in any one year, one million dollars ($1,000,000.00). Beginning two years after the Closing Date, Magellan shall be liable for such OpCo Losses solely to the extent that any such OpCo Losses exceed in the aggregate during such period, ten million dollars ($10,000,000.00); provided, however, that to the extent a claim for OpCo Losses is not based on the inaccuracy of a representation or warranty contained in Article 4 of this Agreement, then such claim shall not be subject to the limitations above, nor shall the amount of any such OpCo Losses be included with other OpCo Losses in determining whether such basket amounts have been reached.

         (e) CLAIM PERIODS. Indemnification obligations under this Article 7 for pre-closing and post-closing debts, liabilities or obligations and for a breach of representations, warranties or covenants shall survive until expiration of the applicable statute of limitations.


                                   SECTION 9.

                                 MISCELLANEOUS

         9.1 FEES AND EXPENSES; TRANSFER COSTS. Fees and expenses incident to the negotiation, preparation and execution of this Agreement and the performance of the Contribution (including attorneys', accountants', financial advisors' and other advisors' fees and disbursements) shall be borne by the party incurring the expense. Magellan shall pay all sales, transfer and other recording charges and conveyance taxes in connection with the transfer of the Contributed Assets, the Purchased Assets and the Working Capital Assets to OpCo and in connection with the transfer of any licenses or permits to OpCo.

         9.2 NOTICES. Whenever any notice is required or permitted hereunder, such notice shall be in writing and (a) sent by certified mail, postage prepaid, return receipt requested, (b) given by established overnight commercial courier for delivery on the next business day with delivery charges prepaid or duly charged, (c) personally hand-delivered or (d) sent by facsimile transmission with confirmation of receipt received, to the applicable address or facsimile number set forth below:



         (i)     if to Crescent:

                 Gerald W. Haddock, Esq.
                 President and Chief Operating Officer
                 Crescent
                 777 Main Street
                 Suite 2100
                 Fort Worth, Texas 76102
                 Facsimile: (817) 878-0429

                 with a copy to:

                 David M. Dean, Esq.
                 Senior Vice President, Law
                 Crescent
                 777 Main Street
                 Suite 2100
                 Fort Worth, Texas 76102
                 Facsimile: (817) 878-0429

                 Wendelin A. White, Esq.
                 Shaw, Pittman, Potts & Trowbridge
                 2300 N Street, N.W.
                 Washington, D.C. 20037
                 Facsimile: (202) 663-8007

         (ii)    if to Magellan:

                 Steve J. Davis, Esq.
                 Executive Vice President,
                   Administrative Services and General Counsel
                 3414 Peachtree Road, N.E.
                 Suite 1400
                 Atlanta, Georgia 30326
                 Facsimile: (404) 814-5793
                 with a copy to:

                 Robert W. Miller, Esq.
                 King & Spalding
                 191 Peachtree Street
                 Atlanta, Georgia 30303-1763
                 Facsimile:(404) 572-5100

Notices which are mailed shall be deemed effective upon receipt. Notices which are hand-delivered shall be deemed effective upon tender to a natural person at the address shown. Notices which are delivered by overnight courier shall be deemed given on the next business day after delivery to such courier. Notices which are delivered by facsimile transmission shall be deemed received upon electronic confirmation of delivery.

         9.3 ENTIRE AGREEMENT. This Agreement and the Transaction Documents (together with the exhibits and schedules hereto and thereto) supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, all of which are null, void and of no force or effect.

         9.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

         9.5 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without regard to the application of choice of law principles. The rule that an Agreement should be construed against the party drafting it shall not apply to this Agreement because all parties have played a significant role in negotiating and drafting this Agreement.

         9.6 SEVERABILITY. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

         9.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.8 NO ASSIGNMENT. This Agreement may not be assigned without the prior written consent of the other party, except that Crescent shall assign all of its rights and obligations hereunder to New Crescent.

         9.9     ARBITRATION.

         (a) Following Closing, any controversy, claim or question of interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Delaware, under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "CLAIMANT") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "RESPONDENT") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within ten (10) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award.

         (b) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

         9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         9.11 EXHIBITS AND SCHEDULES. The exhibits and schedules delivered or to be delivered pursuant to this Agreement are a part of this Agreement as if set forth in full within the Agreement.

         9.12 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CRESCENT


                                       By:
                                          -----------------------------------
                                           Name:
                                           Title:



                                       MAGELLAN HEALTH SERVICES, INC.


                                       By:
                                          -----------------------------------
                                           Name:
                                           Title:

                                SCHEDULE 8.1(P)

                           STRUCTURE OF NEW CRESCENT

          Name: Crescent Opportunity Corp., or such other name as Crescent Real Estate Equities Limited Partnership ("OPERATING PARTNERSHIP") shall approve ("NEW CRESCENT CORP.").

     Structure:    Following the consummation of certain entity formation and spin-off transactions, New Crescent Corp. shall be a publicly held corporation, and may be the corporate parent of a group of affiliated entities substantially similar to the direct and indirect subsidiary of Crescent Real Estate
                   Equities Company ("CEI"). Without limiting the generality of the foregoing, New Crescent Corp. may, directly or through a wholly owned subsidiary, own a substantial (initially 99%) limited partnership interest in an umbrella operating partnership ("NEW CRESCENT OPERATING PARTNERSHIP") whose sole general partner would be a second wholly owned subsidiary ("NEW GENERAL PARTNER").

     Management:   New Crescent Corp.'s and New General Partner's senior
                   management to be same as CEI as follows:

                   Richard Rainwater           Chairman
                   John C. Goff                Vice Chairman
                   Gerald W. Haddock           CEO

                   Rainwater, Goff and Haddock will also serve as directors of New Crescent Corp. with three-year staggered terms.



       Business:   Long-term, strategic partnering with New Crescent Corp. and, if applicable, New Crescent Operating Partnership provides significant competitive advantage to CEI and Operating
                   Partnership to exploit large transactions with non-REIT components. Shortly after the spin-off of New Crescent
                   Corp., New Crescent Corp. or New Crescent Operating
                   Partnership shall acquire (i) OpCo interest; (ii) tenant's interest in six hotel and resort properties owned by Operating Partnership, as well as tenant's interest in subsequently acquired resort properties; and (iii) other assets. The Operating Partnership will guarantee the obligations of New Crescent Corp. or New Crescent Operating
                   Partnership (whichever entity holds the member interest in OpCo) to (i) contribute $2.5 million in cash at closing and
                   (ii) make member loans up to the amount of $17.5 million.

 Capitalization:   Capital structure and incentive compensation plans and
                   arrangements of New Crescent Corp. and, if applicable, New
                   Crescent Operating Partnership to be on an equivalent basis with that of CEI and Operating Partnership (taken together), subject to possible dilution for the acquisition of the Hotel tenant assets described above, depending on whether the hotel and resort tenants are acquired by purchase or contribution.

       Strategic   As part of spin-off transaction, New Crescent Corp. or New
     Partnering:   Crescent Operating Partnership will enter into a long-term
                   (at least 15 years) investment opportunity and non-competition agreement with Operating Partnership providing for the following:

                   (i) a first right for Operating Partnership to participate in the real estate component of all investment opportunity generated by New Crescent Corp. or New Crescent Operating Partnership.

                   (ii) a first right for New Crescent Corp. or New Crescent Operating Partnership to lease resort and other properties from Operating Partnership and provide management relating thereto, and to participate in the operating/non-real estate component of transactions developed by Operating Partnership.